UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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American Express Company

(Name of Registrant as Specified In Its Charter)

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AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE	Monday, April 24, 2006, at 10:00 a.m. Eastern Time

PLACE	American Express Company 200 Vesey Street, 26th floor New York, New York 10285

ITEMS OF BUSINESS	(1) To elect Directors.

(2) To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2006.

(3) To vote on a shareholder proposal relating to stock options.

(4) To vote on a shareholder proposal relating to majority voting for directors.

(5) To vote on a shareholder proposal relating to the Company’s employment policies.

(6) To vote on a shareholder proposal relating to reimbursement of expenses for certain shareholder-nominated director candidates.

(7) To transact such other business that may properly come before the Meeting.

RECORD DATE	You can vote if you are a shareholder of record on February 28, 2006.

STEPHEN P. NORMAN Secretary & Corporate Governance Officer

March 17, 2006

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March 17, 2006

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2006 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our” or “us.”

We are holding the Annual Meeting at 10:00 a.m. Eastern Time, on Monday, April 24, 2006, at the Company’s New York City headquarters and invite you to attend in person. If you need special assistance at the Meeting because of a disability, you may contact Stephen P. Norman, our Secretary, by telephone at (212) 640-5583, by e-mail at stephen.p.norman@aexp.com or by writing to him at 200 Vesey Street, New York, New York 10285.

The Company has arranged for a live audio Web cast of the 2006 Annual Meeting to be accessible to the general public on the Internet at http://ir.americanexpress.com. A replay of the Meeting’s audio Web cast will also be available at the same Web site address beginning later the same day.

We intend to mail this proxy statement and a proxy card to shareholders starting on or about March 22, 2006.

VOTING INFORMATION

Record Date

You may vote all shares that you owned as of February 28, 2006, which is the record date for the Annual Meeting. On February 28, 2006, we had 1,236,591,952 common shares outstanding and eligible to vote. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one of the following ways:

•	directly in your name as the shareholder of record, which includes shares purchased through our Shareholder’s Stock Purchase Plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank or other holder of record in “street name;”

•	indirectly in the American Express Company Stock Fund of our Incentive Savings Plan (ISP) or the Employee Stock Ownership Plan of Amex Canada, Inc.; or

•	indirectly in the Ameriprise Financial, Inc. 401K Plan (Ameriprise 401K Plan).

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday April 19, 2006, for shares held in employee plans and through 11:59 p.m. Eastern Time on Sunday, April 23, 2006, for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.

By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.

By Mail. If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold shares in street name, please complete and mail the voting instruction card.

At the Annual Meeting. The way you vote your shares now will not limit your right to change your vote at the Annual Meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide subsequent telephone or Internet voting instructions or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the Stock Purchase Plan, your proxy card includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the ISP, the Ameriprise 401K Plan or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy card includes shares that the relevant plan has credited to your account.

To allow sufficient time for the ISP and Ameriprise 401K Plan trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 19, 2006. If the trustees do not receive your instructions by that date, the trustees will vote your shares in the same proportion of votes that the trustees receive from other plan participants who did vote. If the trustee for the Employee Stock Ownership Plan of Amex Canada, Inc., does not receive your instructions by that date, the trustee will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management, unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, the comment will be forwarded to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Votes Required for Proposals. To elect Directors and adopt the other proposals, the following proportion of votes is required:

•	To elect the Directors, a plurality of the votes cast, but if a director nominee receives more “withheld” votes than “for” votes, he or she will submit his or her resignation to the Board of Directors for its consideration; and

•	To ratify the selection of our independent registered public accountants, and to adopt the shareholder proposals, the affirmative vote of a majority of the votes cast.

Routine and Non-Routine Proposals. New York Stock Exchange rules determine whether proposals presented at shareholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

We believe that under New York Stock Exchange rules the election of directors and ratification of the selection of our independent registered public accountants are routine items and that the shareholder proposals are not routine items.

Broker Vote. If you hold your shares in a bank or brokerage account you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the shareholders meeting, the bank or broker is permitted to vote your shares in its discretion on your behalf on routine items. Banks and brokers generally cast their votes on routine items in support of management in the absence of instructions from their clients. Thus, if you wish to vote against management’s recommendations on Items 1 and 2, the two routine matters in this proxy statement, you should complete and return your voting instruction form before April 14, 2006.

How We Count Votes. In determining whether we have a quorum, we count abstentions and broker non-votes as present and entitled to vote.

In counting votes on the proposals:

•	We do not count abstentions or broker non-votes, if any, as votes cast relating to the election of Directors, but we do count votes withheld from one or more nominees as votes cast.

•	We do not count abstentions as votes cast on our proposal to ratify the selection of the independent registered public accountants or the shareholder proposals. We also do not count broker non-votes, if any, as votes cast on these proposals. Therefore, abstentions and broker non-votes will have no impact on the outcome of these proposals.

Multiple Shareholders Sharing the Same Address

In accordance with notices we previously sent to street-name shareholders who share a single address, we are sending only one annual report and proxy statement to that address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact the Company’s Secretary. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Our Directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission. We have hired Morrow & Co. to help us distribute and solicit proxies. We will pay Morrow $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer, none of our Board members is an employee of the Company. The Board limits membership of the Audit Committee, Compensation and Benefits Committee and Nominating and Governance Committee to independent non-management Directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Principles which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices to assure that they continue to reflect high standards and makes recommendations to the Nominating and Governance Committee in connection with the Company’s governance practices.

A complete copy of the Company’s governance principles, the charters of the Board Committees and the Codes of Conduct for employees and Directors may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com. The Audit Committee charter is also attached as Exhibit A to this proxy statement. Copies of these materials also are available without charge upon written request to the Secretary of the Company.

Summary of the Corporate Governance Principles

Independence of Directors. A substantial majority of the Board of Directors shall consist of independent, non-management Directors who meet the criteria for independence required by the New York Stock Exchange.

A Director is independent if he or she does not have a material relationship with the Company or one of its subsidiaries.

The Board has established the following guidelines to assist it in determining Director independence.

A Director will not be considered independent if:

(i)	within the last three years the Director was an employee of the Company or an immediate family member was an executive officer of the Company;

(ii)	the Director or an immediate family member received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than the Director and Committee fees and pension or other deferred compensation);

(iii)	the Director or an immediate family member is a partner of the Company’s present or former internal or external auditing firm; the Director is a current employee of such firm; a member of the Director’s immediate family is an employee of such firm and participates in the firm’s audit, assurance or tax compliance practice; or the Director or immediate family member was within the last three years a partner or employee of such firm and worked on the Company’s audit;

(iv)	within the last three years an executive officer of the Company served on the compensation committee of another company that employed the Director, or an immediate family member of the Director, as an executive officer; or

(v)	the Director is a current employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, the Company in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The following relationships will be considered material if a Company Director is:

(i)	an executive officer of a charitable organization and the Company’s annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues;

(ii)	a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis; or

(iii)	a partner, officer or employee of an investment bank or consulting firm that performs substantial services to the Company on a regular basis.

The Board of Directors also has determined that the following relationships are not material and do not impair a Director’s independence:

(i)	possession and use of an American Express Card or use of the Company’s travel services, by a Director or his or her family members, on terms and conditions similar to those available to other Cardmembers;

(ii)	incurring indebtedness to the Company, on the American Express Card or otherwise as permitted by law, or use of the Company’s financial services, by a Director or his or her family members, on terms and conditions similar to those available to other persons of like credit-worthiness;

(iii)	membership in the same professional association, social, fraternal or religious organization or club as an executive officer of the Company;

(iv)	prior attendance at the same educational institution as an executive officer of the Company;

(v)	service on the board of another public company on which an executive officer of the Company also serves as a board member, except for prohibited Compensation Committee interlocks;

(vi)	service as a director, trustee or executive officer of a charitable organization where an executive officer of the Company also serves as a director or trustee, unless the Company contributes more than the greater of $1 million or 2% of the charity’s total revenues; or

(vii)	service as an executive officer of a public company that also uses the Company’s independent registered public accountants.

The Board of Directors has determined that as of January 23, 2006, ten of the Company’s 13 incumbent Directors are independent under these guidelines: Ms. Burns and Messrs. Akerson, Bowen, Chernin, Dolan, Leschly, McGinn, Miller, Popoff and Walter. The other two non-management Directors, Ms. Barshefsky and Mr. Jordan, as well as Mr. Chenault, continue to participate in the Board’s activities and provide valuable insights and advice.

Composition of the Board. Directors should be persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business or public sector activities.

Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors should possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Executive Sessions. The non-management Directors shall meet periodically in executive session without the Chief Executive Officer present, and the independent non-management Directors shall meet in executive session at least once annually.

The executive sessions of non-management Directors shall be presided over by the Director who is the chairman of the Committee responsible for the issue being discussed. General discussions, such as the review of the Company’s overall performance, shall be presided over by the longest serving member of the Board. The Board schedules at least three executive sessions of non-management Directors each year including one executive session of independent Directors only. However, any Director may request additional executive sessions of non-management Directors to discuss any matter of concern. During 2005 the Board held four executive sessions of non-management Directors, one session of which included independent Directors only.

Voting for Directors. In any non-contested election of directors, any Director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her resignation to the Board within 30 days of the shareholder vote. In deciding whether or not to accept the resignation, the Board shall consider all factors deemed relevant, including the stated reason why shareholders who cast “withhold” votes did so, the qualifications of the Director, and whether the Director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Board will also consider a range of possible responses to the shareholder vote, including, for example, acceptance of the resignation or rejection of the resignation and having the Director continue to serve but curing the grievance causing the “withheld” votes. Only the Company’s independent Directors, excluding the nominee in question, shall decide the nominee’s status. The Board shall reach its decision within 90 days of the shareholder vote and disclose its final decision in a Form 8-K filed with the Securities and Exchange Commission within four business days of such decision, together with a full explanation of the process and the reasons for rejecting the tendered resignation, if applicable.

This policy will be described in the Company’s proxy statement each time shareholders are asked to elect Directors.

Communicating with Directors. The Board of Directors has provided a means by which shareholders may send communications to the Board or to individual members of the Board. Such communications, whether by letter, e-mail or telephone, should be directed to the Company’s Secretary who will forward them to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the Company’s Secretary, may not be forwarded to the Directors.

If a shareholder wishes to communicate a concern to the Chair of the Audit Committee about the Company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chair of the Audit Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating and Governance Committee in care of the Company’s Secretary. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent Directors in care of the Company’s Secretary. The contact information for the Company’s Secretary is stated on page 1 under “General Information.”

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudsperson at the Company’s headquarters or by telephone at 1-800-297-1010. The Ombudsperson will refer the concern to the Chair of the Audit Committee who will assure that the matter is properly investigated.

Other. Non-management Directors shall have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors shall also have access to Company records and files, and Directors may contact other Directors without informing Company management of the purpose or even the fact of such contact.

The Company believes that each Director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each Director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders. In April 2005, 10 of the Director nominees were present at the Annual Meeting of Shareholders.

Board Meetings

During 2005, the Board of Directors met 13 times. All our Directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2005.

This table lists our five Committees, the Directors who currently serve on them and the number of Committee meetings held in 2005.

Membership on Board Committees

Name	Audit	Compensation and Benefits	Nominating and Governance	Executive	Public Responsibility
Mr. Akerson	C		•	•
Ms. Barshefsky					•
Mr. Bowen	•		•	•	C
Ms. Burns	•
Mr. Chenault				C
Mr. Chernin
Mr. Dolan		•
Mr. Jordan					•
Mr. Leschly		C			•
Mr. McGinn	•	•	•
Mr. Miller		•
Mr. Popoff		•	C	•	•
Mr. Walter	•
2005 Meetings	15	5	4	0	3

C = Chair

• = Member

Compensation and Benefits Committee

The Compensation and Benefits Committee has oversight responsibility for the compensation and benefit programs for executive officers and other employees. All members of the Compensation and Benefits Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Principles.

Compensation Committee Interlocks and Insider Participation. The Compensation and Benefits Committee members include Jan Leschly, Peter R. Dolan, Richard A. McGinn, Edward D. Miller and Frank P. Popoff. None of the members is a former or current officer or employee of the Company or any of its subsidiaries. None of the members has any relationship required to be disclosed under SEC proxy rules.

Nominating and Governance Committee

The Nominating and Governance Committee considers and recommends candidates for election to the Board, advises the Board on Director compensation, oversees the annual performance evaluations of the Board and Board Committees and advises the Board on corporate governance matters. All members of the Nominating and Governance Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Principles.

Director Nomination Process. The Nominating and Governance Committee considers and recommends candidates for election to the Board. The Committee also considers candidates for election to the Board who are submitted by shareholders. Each member of the Committee participates in the review and discussion of Director candidates. In addition, members of the Board of Directors who are not on the Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the

Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company such as general management, finance, marketing, technology, law, international business or public sector activities. The minimum qualifications that the Nominating and Governance Committee believes must be met for a candidate to be nominated include integrity, independence, energy, forthrightness, analytical skills and the willingness to devote appropriate time and attention to the Company’s affairs. Candidates should also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all the shareholders rather than those of a specific constituency.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page 38. The Nominating and Governance Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by members of the Board of Directors. Since the April 2005 shareholders meeting, the Nominating and Governance Committee has recommended Mr. Chernin for election as a Director. Mr. Chernin was recommended to the Nominating and Governance Committee by a third-party search firm, which the Committee retained to assist it in identifying and evaluating potential director nominees.

Executive Committee

The Executive Committee is authorized to meet instead of the full Board in emergencies or in the interval between Board meetings.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include the Company’s consumer policies, legislation and regulation affecting the Company, philanthropic programs and government relations activities.

Audit Committee

The responsibilities of the Audit Committee are described in the Committee charter beginning on page 39 and in the following Report of the Audit Committee.

All members of the Audit Committee are independent Directors as required by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Principles. The Board has also determined that Messrs. Akerson and Walter meet the requirements for being “audit committee financial experts” as defined by regulations of the SEC.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent accountants the Company’s audited financial statements. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent accountants the written disclosures and letter required by Independence Standards Board Standard No. 1 relating to independence discussions with audit committees, has discussed with the independent accountants their independence from the Company and its management, and has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the accountants’ independence.

The Audit Committee discussed with the Company’s internal and independent accountants the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the

Audit Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2005 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Daniel F. Akerson, Chairman

William G. Bowen

Ursula M. Burns

Richard A. McGinn

Robert D. Walter

COMPENSATION OF DIRECTORS

2005 Board of Directors Cash and Equity Based Compensation(1)

Name	Annual Retainer (2)	Committee Fees (3)	Chair Fees	Total	SEUs (4)
Mr. Akerson	$64,000	$5,000	$20,000	$89,000	2,542
Ms. Barshefsky	$64,000			$64,000	2,542
Mr. Bowen	$64,000	$5,000	$10,000	$79,000	2,542
Ms. Burns	$64,000	$5,000		$69,000	2,542
Mr. Chenault (5)				$0	0
Mr. Chernin (6)				$0	0
Mr. Dolan	$64,000			$64,000	2,542
Mr. Jordan	$64,000			$64,000	2,542
Mr. Leschly	$64,000		$15,000	$79,000	2,542
Mr. McGinn	$64,000	$5,000		$69,000	2,542
Mr. Miller	$64,000			$64,000	2,542
Mr. Popoff	$64,000		$10,000	$74,000	2,542
Mr. Walter	$64,000	$5,000		$69,000	2,542

(1)	Table does not include compensation for items such as reimbursement for travel, retirement benefits, insurance or charitable gift matching.

(2)	The annual retainer is reduced by $16,000 if a Director does not attend at least 75% of our Board meetings and meetings of any Committee on which a Director serves. Beginning January 1, 2006, this retainer was increased to $80,000 with a $20,000 possible reduction.

(3)	Beginning January 1, 2006, the existing retainer for members of the Audit Committee was increased from $5,000 to $10,000 and a new retainer for members of the Compensation and Benefits Committee of $5,000, including the chair, was implemented.

(4)	Reflects Stock Equivalent Units (SEUs) granted under the Directors’ Stock Equivalent Plan, as described below, and as adjusted to reflect the spin-off of Ameriprise Financial, Inc. Following an analysis of director compensation levels at peer companies, Directors will receive 3,400 SEUs in 2006.

(5)	We do not pay director fees or award SEUs to Directors who are employees of the Company.

(6)	Mr. Chernin was elected to the Board in 2006 and therefore did not receive any fees for service in 2005.

Directors’ Stock Equivalent Plan. On April 27, 2005, non-management Directors received 2,225 SEUs upon re-election at the Annual Meeting of Shareholders. The SEUs had a date of grant value of $115,588. The number of SEUs was adjusted to 2,542 as a result of the September 30, 2005 spin-off of Ameriprise Financial, Inc. (Ameriprise). The SEUs will be held for the Director until retirement. Each SEU will have a cash value equal to the value of one share of the Company’s common stock. Upon the Director’s retirement, the accumulated SEUs will be paid out in cash, in a lump sum or installments, in an amount equal to the value of a corresponding number of common shares plus reinvested dividends from the date of grant.

Deferred Compensation Plan

Non-management Directors may elect to defer the receipt of their cash compensation until a later date. Participating Directors may invest their deferred amounts in two ways: (1) in a cash account that we value based on a schedule linked to our return on equity, which is the same schedule we use for the deferred compensation plan in which management participates, or (2) in a common share equivalent account that we value according to the performance of our common shares, including reinvested dividends. Under either alternative, Directors will receive cash payments and will not receive shares. Ten Directors currently participate in the plan.

Retirement Benefits

We offer no retirement benefits to non-management Directors who began their Board service after March 31, 1996. However, we pay a retirement benefit to Directors who began their Board service on or before March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a Director served on the Board. We will not make payments after a Director’s death. Four of the current Directors are eligible to receive retirement benefits.

Insurance

We provide our non-management Directors with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Directors may purchase $50,000 of additional group term life insurance.

Directors’ Charitable Award Program

The Company maintains a Directors’ Charitable Award Program for Directors elected prior to July 1, 2004. Under this program we purchased joint life insurance on the lives of participating Directors and advisors to the Board. We will receive a $1,000,000 benefit following the death of a Director and $500,000 following the death of an advisor. We expect to donate one-half of the benefit to the American Express Foundation and one-half directly to the charitable organization that the Director or advisor recommends.

Matching Gift Program

Non-management Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as the Company’s employees. Under this program, the American Express Foundation matches gifts to certain tax-exempt organizations up to $8,000 per year.

Other Arrangements

Mr. Jordan is of counsel to the law firm of Akin Gump Strauss Hauer & Feld LLP. Ms. Barshefsky is a partner of the law firm of Wilmer Cutler Pickering Hale and Dorr LLP. These firms provided legal services to us in 2005 at customary rates and we may continue to use their services in 2006. Mr. Jordan is also a Senior Managing Director of the investment banking firm of Lazard Freres & Co. LLC, which the Company may utilize from time to time for investment banking and financial advisory services. In 2005, the Company paid no fees to Lazard Freres & Co. LLC.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express common shares certain individuals and entities beneficially owned on March 10, 2006. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current Directors; (3) the executive officers named in the compensation table on page 26 and (4) all current Directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—	12.26%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85706	75,435,585	(2)	—	6.10%
Daniel F. Akerson	62,914		—	*
Charlene Barshefsky	18,499		—	*
William G. Bowen	49,219		10,281	*
Ursula M. Burns	6,000		—	*
Kenneth I. Chenault	1,079,565		5,106,372	*
Peter Chernin	4,000		—	*
Gary L. Crittenden	172,059		521,079	*
Peter R. Dolan	20,007		—	*
Edward P. Gilligan	203,578		1,071,213	*
Vernon E. Jordan, Jr.	41,531		17,135	*
Alfred F. Kelly, Jr.	265,648		1,046,887	*
Jan Leschly	84,263		20,562	*
Richard A. McGinn	15,934		—	*
Edward D. Miller	20,000		—	*
Louise M. Parent	308,880		1,133,889	*
Frank P. Popoff	50,339		1,142	*
Robert D. Walter	110,300		—	*
All current Directors and executive officers (21 individuals)(6)	2,820,539		11,259,797	1.14%

Former Executive Officer
James M. Cracchiolo(7)	170,432		1,245,261	*

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the Securities and Exchange Commission, which contained information as of December 31, 2005. Of the shares listed in the table, National Indemnity Company beneficially owns 120,255,879 shares. National Indemnity is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Mr. Buffett and his spouse’s estate, of which he is the executor, own 32.3% of the equity of Berkshire. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will always be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendations in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the Securities and Exchange Commission, which contained information as of December 31, 2005.

(3)	This column includes shares held in employee benefit plan accounts on March 10, 2006, as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault	18,179
G.L. Crittenden	213
E.P. Gilligan	1,403
A.F. Kelly, Jr.	4,553
L.M. Parent	31
All current executive officers	31,903

Former Executive Officer
J. M. Cracchiolo	4,812

(4)	Certain executive officers hold restricted shares which we include in this column. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2009. The individuals in the table hold the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault	209,348
G.L. Crittenden	64,010
E.P. Gilligan	58,036
A.F. Kelly, Jr.	79,425
L.M. Parent	11,996
All current executive officers	468,521

Former Executive Officer
J. M. Cracchiolo	55,524

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options they hold. The number of shares shown reflect adjustment for the Ameriprise spin-off.

(6)	On March 10, 2006, the current 21 Directors and executive officers beneficially owned 14,080,336 shares, or about 1.14% of our outstanding shares. No Director or executive officer beneficially owned more than 1% of our outstanding shares.
(7)	Mr. Cracchiolo’s employment with the Company terminated as of September 30, 2005 upon the spin-off of Ameriprise Financial, Inc.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1—Election of Directors

Our Board of Directors currently has 13 members. Except for Mr. Bowen, who has reached the mandatory retirement age of 72, each current Board member is standing for re-election, to hold office until the next Annual Meeting of Shareholders. If, during the year, a Director resigns or retires, the Board of Directors, with input from the Nominating and Governance Committee, may elect another Director as a replacement. The Board may add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise.

The Board has appointed Gary L. Crittenden, Stephen P. Norman and Louise M. Parent as proxies who will vote your shares on your behalf. Their names appear on the proxy card. These individuals intend to vote for the election of each of the 12 nominees unless you indicate on the proxy card or voting instructions that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote from any or all nominees. We expect that each nominee will be able to serve if elected as a Director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating and Governance Committee.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We describe below the principal occupation in italics and other information about our nominees.

DANIEL F. AKERSON	Director since 1995	Age 57

Managing Director, The Carlyle Group, a private equity firm, March 2003 to present. Chairman and Chief Executive Officer, XO Communications, Inc., September 1999 to January 2003. XO Communications, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in June 2002, and emerged from bankruptcy proceedings in January 2003, at which time a majority interest was acquired by its senior secured lenders. Director, United Components, Inc., Hawaiian Telecom Company and Willcom, Inc.

CHARLENE BARSHEFSKY	Director since 2001	Age 55

Senior International Partner, Wilmer Cutler Pickering Hale and Dorr LLP, attorneys, Washington, D.C., 2001 to present. Board of Directors, Council on Foreign Relations. Director, The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc. and Intel Corporation.

URSULA M. BURNS	Director since 2004	Age 47

Senior Vice President and President, Business Group Operations, Xerox Corporation, a global company engaged in manufacturing, servicing and financing a complete range of document equipment and services, January 2003 to present; President, Document Systems and Solutions Group, October 2001 to December 2002; Senior Vice President, Corporate Strategic Services, May 2000 to October 2001. Director, Boston Scientific Corporation, National Association of Manufacturers, the University of Rochester and the Rochester Business Alliance.

KENNETH I. CHENAULT	Director since 1997	Age 54

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001. Director, International Business Machines Corporation and the National Academy Foundation. Trustee, Mount Sinai NYU Medical Center and Health System.

PETER CHERNIN	Director since 2006	Age 54

President, Chief Operating Officer and Director, News Corporation, a diversified international media and entertainment company, October 1996 to present. Director, DirecTV, Inc. and Gemstar-TV Guide International, Inc.

PETER R. DOLAN	Director since 2001	Age 50

Chief Executive Officer and Director, Bristol-Myers Squibb Company, a pharmaceutical and health care products company, September 2001 to present; Chairman, September 2001 to June 2005; President and Chief Executive Officer, May 2001 to September 2001; President, January 2000 to May 2001. Trustee, Tufts University; Overseer, Amos Tuck School of Business at Dartmouth. Member, The Business Council.

VERNON E. JORDAN, JR.	Director since 1977	Age 70

Senior Managing Director, Lazard Freres & Co. LLC, an investment banking firm, January 2000 to present. Of counsel, Akin Gump Strauss Hauer & Feld LLP, attorneys, Washington, D.C. and Dallas, Texas, January 2000 to present. Director, Asbury Automotive, Inc., Dow Jones & Company, Inc., J.C. Penney Company Inc., and Xerox Corporation. Trustee, Howard University.

JAN LESCHLY	Director since 1997	Age 65

Chairman and Chief Executive Officer, Care Capital LLC, a private equity firm, May 2000 to present. Director, The Maersk Group and Dynavax Technologies Corporation. Member, Advisory Board of Daimler Chrysler and the Emory University Business School Dean’s Advisory Council.

RICHARD A. MCGINN	Director since 1998	Age 59

Partner, RRE Ventures, an investment advisory and venture capital firm, August 2001 to present. Former Chairman and Chief Executive Officer, Lucent Technologies, Inc., a company that develops and manufactures communications systems and software, November 2000 to July 2001; President, Chairman and Chief Executive Officer, 1996 to October 2000. Director, Via Systems, Inc.

EDWARD D. MILLER	Director since 2003	Age 65

Former President and Chief Executive Officer, AXA Financial, Inc., a U.S.-based financial services organization providing asset management, financial advisory and insurance services, from August 1997 to May 2001. Director, KeySpan Corporation, TOPPS Company, Inc. and Korn/Ferry International. Member of the Board of Governors of the United Way of Tri-State, Chairman of the Board of Directors of Phoenix House and Trustee of the Inner-City Scholarship Fund and New York City Police Foundation. Director, Institute for Medical Research.

FRANK P. POPOFF	Director since 1990	Age 70

Chairman, Chemical Financial Corporation, a bank holding company, April 2004 to present. Former Chairman and Chief Executive Officer, The Dow Chemical Company, December 2000 to April 2004. Director, Qwest Communications International Inc., United Technologies Corp. and Shin-Etsu Chemical Co. Ltd. Director Emeritus, Indiana University Foundation. Member, American Chemical Society.

ROBERT D. WALTER	Director since 2002	Age 60

Chairman and Chief Executive Officer, Cardinal Health, Inc., a company that provides products and services supporting the health care industry, 1979 to present. Director, CBS Corporation. Trustee, Battelle Memorial Institute and Ohio University. Member, The Business Council.

Item 2—Selection of Independent Registered Public Accountants

On January 23, 2006, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2006.

Each year the Audit Committee reviews the accountants’ qualifications, performance and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit Committee charter requires a detailed review of the Company’s accounting firm, which would include a comparison of resources available in other firms. The Committee conducted such a review in 2004, and appointed PricewaterhouseCoopers on November 22, 2004 as our independent registered public accounting firm for the year beginning January 1, 2005 and dismissed Ernst & Young LLP.

We are asking shareholders to ratify the Committee’s selection. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.

PricewaterhouseCoopers’ and Ernst & Young’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, respectively, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the consolidated financial statements of the Company for the years ended December 31, 2005 and 2004 and through the date hereof, there were no disagreements between us and PricewaterhouseCoopers or Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PricewaterhouseCoopers’ or Ernst & Young’s satisfaction, would have caused PricewaterhouseCoopers or Ernst & Young to make a reference to the subject matter of the disagreements in connection with its reports. During the years ended December 31, 2005 and 2004, and during the subsequent interim period through the date hereof, there have been no reportable events, as defined in Item 304(a)(l)(v) of Regulation S-K. During the Company’s two most recent fiscal years and through the date hereof, we did not consult with PricewaterhouseCoopers in respect of our consolidated financial statements for the year ended December 31, 2004 regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

One or more representatives of PricewaterhouseCoopers will be present at the Meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $15.1 million for 2005 by PricewaterhouseCoopers and $25.4 million for 2004 by Ernst & Young. The reduction in fees in 2005 is due primarily to the elimination of the audit requirement of Ameriprise and the reduced level of audit effort required in the second year of the Sarbanes-Oxley Act Section 404 attestation requirement.

Audit-Related Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $1.0 million for 2005 by PricewaterhouseCoopers and $800,000 for 2004 by Ernst & Young. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, permitted Sarbanes-Oxley Act Section 404 internal control project assistance, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $2.5 million for 2005 by PricewaterhouseCoopers and $350,000 for 2004 by Ernst & Young. PricewaterhouseCoopers’ tax fees in 2005 include amounts related to projects underway prior to its appointment as our independent accountant.

All Other Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for products and services other than those reported in the three prior categories were $785,000 for 2005 by PricewaterhouseCoopers and $35,000 for 2004 by Ernst & Young. The other services performed in 2005 included access to online technical accounting guidance as well as certain advisory services relating to expatriate support and regulatory compliance, and in 2004 included access to online technical accounting guidance.

Services to Associated Organizations

In 2004 Ernst & Young also provided other services to associated organizations of the Company that were charged directly to those organizations. The fees were $1.9 million, primarily for performing the audits of common trust funds, exchange traded funds, alternative investment funds and other investment vehicles. PricewaterhouseCoopers did not provide such services during 2005.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the terms of the engagement of the Company’s independent registered public accountants are subject to the specific pre-approval of the Audit Committee. All audit and permitted non-audit services to be performed by the Company’s independent registered public accountants require pre-approval by the Audit Committee in accordance with pre-approval procedures established by the Audit Committee. The procedures require all proposed engagements of the Company’s independent registered public accountants for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit Committee prior to the beginning of any services.

Other Transactions With PricewaterhouseCoopers

We have a number of business relationships with individual member firms of the worldwide PricewaterhouseCoopers organization. Our subsidiaries provide card and travel services to some of these firms and these firms pay fees to our subsidiaries. These services are in the normal course of business and we provide them pursuant to arrangements that we offer to our similar clients.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accountants, to audit the accounts of the Company and its subsidiaries for 2006 is ratified and approved.

Item 3—Shareholder Proposal Relating to Stock Options

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, record owner of 296 common shares, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“Last year the owners of 27,548,903 shares voted FOR this proposal.”

“If you AGREE, please vote YOUR proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

The Board believes the foregoing proposal, which calls for a complete ban on any future stock option grants to the Company’s employees, is unduly restrictive and extreme.

Many commentators have criticized the granting of excessive stock options generally, but few have sought to ban them entirely. The proponent’s total prohibition on such grants to any Company employee deprives the Company of needed flexibility in designing effective incentives. When used appropriately, as the Board believes they are at the Company, stock options can provide effective incentives to align employee interests with shareholder interests.

In recent years the Company has taken a series of steps to further align its stock related programs with the interests of shareholders. The Company has:

•	reduced the grant of annual stock options to executive officers and other employees. Overall, the total grant of annual stock options and restricted stock awards to all employees was approximately 1.1% of outstanding common shares in both January 2003 and January 2004, 0.8% in January 2005 and 0.7% in January 2006;

•	committed that it will not grant options below fair market value or reprice them without shareholder approval;

•	adopted share ownership guidelines for senior management with significant ownership targets and share retention and holding requirements; and

•	eliminated the restoration stock option feature on all outstanding and new stock options.

Attracting, retaining and providing appropriate incentives to talented employees is in the best interests of shareholders. The proponent’s complete prohibition severely limits the Board’s ability to create balanced and effective incentive compensation programs.

Item 4—Shareholder Proposal Relating to Majority Voting for Directors

The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 20,800 common shares, has advised us that it plans to introduce the following resolution:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of American Express Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s certificate of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement: Our Company is incorporated in New York. Among other issues, New York corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. New York law provides that unless a company’s certificate of incorporation provides otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (New York State Consolidated Laws, Chapter 4, Article 6, Section 614(a) Vote of shareholders.)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Recent initiatives advocating a majority vote standard for corporate directors have generated significant interest in the corporate and legal communities. In response to this interest, the Nominating and Governance Committee of the Board of Directors has undertaken a review of the issue. After review, the Committee recommended, and the Board has adopted, a new Governance Principle that will require a director nominee who receives a greater number of “withheld” votes than “for” votes to tender his or her resignation to the Board within 30 days. The independent Directors, without the nominee in question participating, will make a determination within 90 days of the shareholder vote whether or not to accept the resignation and will promptly disclose its reasons for such determination. The new provision is set forth on pages 5 and 6 above in the Summary of Corporate Governance Principles.

In adopting its policy, the Board seeks to be accountable to all shareholders and respects the fundamental right of shareholders to express their views through their vote for directors. However, the Board also deems it important to preserve sufficient flexibility to make sound evaluations based on the relevant circumstances in the event of a greater than 50% withhold vote against a specific director. For example, the Board may wish to assess whether the sudden resignations of one or more directors would materially impair the effective functioning of the Board. The Board’s policy allows it to react to situations that could arise if the resignation of multiple directors would prevent a key Committee from achieving a quorum. The policy also would allow the Board to assess whether a director was targeted for reasons unrelated to his or her Board performance at the Company. The policy imposes a short time frame for the Board to consider a director-nominee’s resignation. The Board expects that, as in the past, nominees will be elected by a significant majority of “for” votes. The Nominating and

Governance Committee takes seriously its responsibility to nominate a balanced slate of directors with diverse talents and skills.

The Board does not concur in the proponent’s request to adopt a majority vote standard at this time, as majority voting, with its potential for failed elections, presents a number of practical difficulties. Two groups, The Committee on Corporate Laws of the American Bar Association and the Majority Vote Work Group, consisting of four international unions and several U.S. corporations, are actively considering the practical and legal aspects of majority voting for directors. In particular, these groups are studying whether and, if so, what changes to state laws may be required to enable corporations to avoid the adverse consequences that may result from the implementation of majority voting.

The Board of Directors will monitor the activities of the groups, particularly with regard to any proposed changes to New York law on this issue. The director election process is critically important to the Company and its shareholders, and the Board believes that the governance standard it has adopted will serve the best interests of all of its shareholders.

Item 5—Shareholder Proposal Relating to the Company’s Employment Policies

Mr. Thomas Strobhar, 2121 Upper Bellbrook Road, Xenia, Ohio 45385, owner of 50 common shares, has advised us that he plans to introduce the following resolution:

Whereas, it would be inappropriate and possibly illegal to ask a job applicant or employee about their sexual interests, inclinations and activities.

Whereas, it is similarly inappropriate and legally problematic for employees to discuss personal sexual matters while on the job.

Whereas, unlike the issues of race, age, gender and certain physical disabilities, it would be impossible to discern a person’s sexual orientation from their appearance.

Whereas, according to the Human Rights Campaign (HRC), the largest national lesbian, gay, bisexual, and transgender political organization, on their website states, “an inclusive non-discrimination policy (one that refers to sexual orientation) is a key facet of the rationale for extending domestic partner benefits.” The HRC adds, “Establishing a benefits policy that includes your company’s gay and lesbian employees is a logical outgrowth of your company’s own non-discrimination policy….”

Whereas, domestic partner benefit policies pay people who engage in homosexual sex acts, which were illegal in this country for hundreds of years, and have been proscribed by the major traditions of Judaism, Christianity and Mohammedism for a thousand years or more.

Whereas, cohabitation, regardless of sexual orientation, is illegal in North Carolina, North Dakota and several other states.

Whereas, the Armed Forces of the United States is one of the largest and most diverse organizations in the world. They protect the security of us all while adhering to a “don’t ask, don’t tell policy” regarding sexual interests.

Whereas, our company does not discriminate against tobacco users when they apply for a job even though they are not protected by any employment clause. It also does not pay tobacco users benefits based on their engaging in this personally risky behavior.

Whereas, those who engage in homosexual sex are at a significantly higher risk for HIV/AIDS and sexually transmitted diseases.

Whereas, marriage between heterosexuals has been protected and encouraged by a wide range of societies, cultures and faiths for ages.

Resolved: the shareholders request that American Express form a committee to explore ways to formulate an equal employment opportunity policy which complies with all federal, state and local regulations but does not make reference to any matters related to sexual interests, activities or orientation.

Statement: While the legal institution of marriage should be protected, the sexual interests, inclinations and activities of all employees should be a private matter, not a corporate concern.

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

The Board believes that the proposal, if implemented, would prevent the Company from providing employee benefits for domestic partners. Amending the Company’s equal employment opportunity policy to exclude reference to sexual interest, activities or orientation would put the Company at risk of being in violation of laws in numerous states and cities in which the Company does business.

The proposal would also interfere with the Company’s ability to tailor its employment and benefits policies and to attract and retain a diverse workforce. While the proposal calls for a study group to explore ways of formulating employment policies that are free from references to sexual orientation, the Board of Directors believes that the supporting statement’s references to domestic partner benefits indicate an intent to require the Company to discriminate against same sex domestic partners.

The proposal is also unwise because it deals with employee matters that relate solely to the Company’s ordinary business operations. Certain tasks, such as constructing employment policies that are designed to attract and retain an effective workforce, are fundamental to management’s ability to run a company on a day to day basis and should not be assigned to shareholders to decide. The establishment of a special committee, as the proponent suggests, intrudes upon management’s own responsibility to manage the Company.

Management has developed policies that both comply with the laws of the jurisdictions in which the Company operates and are in the best interests of the Company, our customers and our shareholders. The proposal would interfere with these fundamental responsibilities of management.

Item 6—Shareholder Proposal Relating to Reimbursement of Expenses for Certain Shareholder-Nominated Director Candidates

The American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C. 20036, owner of 123,026 common shares, has advised us that it plans to introduce the following resolution:

RESOLVED, that shareholders of American Express Company (“American Express”) urge the board of directors (the “Board”) to amend the bylaws to provide procedures for the reimbursement of the reasonable expenses, including but not limited to legal, advertising, solicitation, printing and mailing costs (collectively, “Expenses”), incurred by a shareholder or group of shareholders (in each case, a “Nominator”) in a contested election of directors, provided that:

(a)	the election of fewer than 50% of the directors to be elected is contested;

(b)	the amount of the reimbursement shall not exceed the amount determined by the following formula: (i) if any candidate nominated by the Nominator is elected to the Board, 100% of the Nominator’s Expenses shall be reimbursed; (ii) if no such candidate is elected, the Reimbursable Percentage shall be determined by (A) dividing the highest number of votes received by an unelected candidate nominated by the Nominator by the lowest number of votes received by an elected candidate, and (B) multiplying the Reimbursable Percentage by the Expenses; provided, however, that if the Reimbursable Percentage is less than 30%, no Expenses shall be reimbursed.

(c)	the bylaw shall not apply if shareholders are permitted to cumulate their votes for directors; and

(d)	the bylaw shall apply only to contested elections commenced after the bylaw’s adoption.

SUPPORTING STATEMENT

In our opinion, the power of shareholders to elect directors is the most important mechanism for ensuring that corporations are managed in shareholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies, including American Express. Harvard Law School professor Lucian Bebchuk has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short slates”—slates of director candidates that would not comprise a majority of the board, if elected—contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) This proposal would provide reimbursement for reasonable expenses incurred in successful short slate efforts—but not contests aimed at ousting a majority or more of the board—with success defined as the election of at least one member of the short slate. The proposal would also provide proportional reimbursement for contests in which no short slate candidates were elected, but only if the most successful short slate candidate received at least 30% of the vote received by the elected director with the lowest number of “for” votes.

We urge shareholders to vote for this proposal.

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

This proposal would permit campaigns for a minority of board seats to be mounted by a minority of shareholders to seat special interest candidates while having the costs of such campaigns borne by all shareholders.

The Board of Directors of the Company is charged with choosing a board that represents the interests of all shareholders and it chooses candidates who will promote long-term shareholder value for all. The Board has been highly successful in this role, with American Express achieving consistent strong growth in operating results in recent years.

To impose upon the Company the obligation to pay for the campaigns of opposition candidates, regardless of their fitness or suitability, would not represent good governance and would do little to further the Company’s business strategies. The proposal also infringes upon management’s ability to oversee the Company’s expenditures. By requiring reimbursement of expenses to opposition candidates, no matter how unsuccessful or unpopular the candidate may be, would usurp management’s discretion as to the allocation of corporate resources.

The Company’s Board is charged with recommending directors that can and will guide the Company in a unified and coordinated manner. To require the Board to fund the campaigns of dissident candidates who may advocate the issue du jour or business proposals that conflict with the Company’s goals is illogical, counterproductive and is not in the Company’s or the shareholders’ best interests.

EXECUTIVE COMPENSATION

Report of the Compensation and Benefits Committee

The Compensation and Benefits Committee has overall responsibility for the salary and incentive compensation of the executive officers and key employees of the Company and its subsidiaries. The Committee also has responsibility for the Company’s employee pension and welfare benefit plans. The Committee is comprised of five members, each of whom is (a) independent under the New York Stock Exchange (NYSE) rules, (b) a non-employee director as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and (c) an outside director under Section 162(m) of the Internal Revenue Code of 1986, as amended. No member of the Committee participates in any of the Company’s employee compensation programs. The charter of the Committee may be found on the Company’s Investor Relations Web site at http://ir.americanexpress.com.

The Committee met five times during 2005, with Committee members participating in the review of the matters presented. Each Committee meeting typically includes an executive session, without Company management present.

The Committee retains outside compensation consultants to assist it in fulfilling its responsibilities. An outside compensation consultant generally attends all meetings of the Committee, and provides data and input.

Objectives

The Company’s executive compensation programs are designed to:

•	attract, motivate and retain highly talented executives;

•	link the financial interests of the Company’s executives with those of its shareholders; and

•	provide rewards for behavior consistent with the Company’s values.

To meet these objectives, the Committee considers objective and subjective factors in making pay decisions for the Company’s executive officers and in establishing compensation and benefit programs. These factors range from competitive pay practices to its judgment of business and individual performance and talent.

Executive Officer Compensation Programs and Policies

Summary of Compensation Approach. The Committee set 2005 base salary, annual incentive and long-term incentive awards for each executive officer based on: overall Company, business unit and/or staff group and individual performance; job scope and responsibility; and the Company’s need to attract, retain and reward outstanding executive talent. The importance of each factor varied by individual. As part of the process, the Committee reviewed competitive pay practices at approximately 50 companies that compete with the Company in business or for executive talent. Nearly all of the companies are in the Standard & Poor’s (S&P) 500 Index and nearly half are in the S&P Financial Index.

Base Salary. The Committee reviews possible increases in base salary every 18 months or longer for executive officers. The Committee may also increase the base salary of executives who are promoted, as well as executives who change jobs or assume additional responsibilities within the executive group. In addition, the Committee may also increase the base salary of executives in special market or other circumstances. In 2005, nine executive officers received salary increases as part of an increased emphasis on cash and annual incentive compensation and a reduction of annual stock option awards. The change in compensation mix was the result of a review of market practices, share dilution and other factors.

Annual Incentive Awards. The Company’s annual incentive (i.e., bonus) awards compensate executive officers for annual performance.

For 2005, the Company paid annual incentive awards to each of the executive officers, except for James Cracchiolo and another executive officer who transferred to Ameriprise upon its spin-off from the Company in September 2005. The Committee considered each individual’s goal achievement and leadership performance, as well as Company and business unit or staff group performance, in making discretionary awards, giving equal weight to the goal and leadership categories. In addition, the Committee considered current competitive market data.

The Committee considered each individual’s goal achievement, including the evaluation by the CEO, in the following three areas:

•	Shareholder (50% weight). Includes financial results, such as shareholder return, earnings growth, revenue growth, return on equity, reengineering and cost savings.

•	Customer (25% weight). Includes customer survey results, expansion and retention of customer base, development of products and services and improvements in competitive position.

•	Employee (25% weight). Includes employee survey results, success in achieving long-term, world-class targets for employee satisfaction, retention of talented employees and diversity.

The Committee also considered each individual’s leadership results, including the evaluation by the CEO of a variety of factors, including: developing winning strategies, achieving results, focusing on the customer and client, driving innovation and change, building and leveraging relationships, communicating effectively, building diverse talent and demonstrating personal excellence.

The Committee used similar factors to evaluate the goal and leadership performance of the CEO, Mr. Chenault. The specific factors the Committee used to evaluate Mr. Chenault’s goal performance are described on pages 24 and 25. The Committee did not assign weights to the goal achievement categories in evaluating Mr. Chenault’s performance. In addition, the Committee evaluated his overall leadership of the senior management team and of the Company.

To recognize the Company’s outstanding financial performance in 2005 (see “2005 Financial Performance” on page 24 below), the Committee approved cash annual incentive awards for all executive officers (as reflected in the “Bonus” column of the Summary Compensation Table on page 26), except for Mr. Cracchiolo and a second executive officer who transferred to Ameriprise. In addition, for 2005 performance and as an incentive for future performance, in the first quarter of 2006 the Committee (i) issued restricted stock awards that vest after three years from grant for four of the executive officers named in the Summary Compensation Table, (ii) issued restricted stock awards that vest in equal installments after one and two years from grant for two named executives, as well as another executive officer not named in such Table and (iii) issued a letter of intent entitling one of the named executives to receive shares of the Company’s common stock after three years from grant (as reflected in the “Restricted Stock Awards” column of the Summary Compensation Table). The vesting of each of these non-cash awards is subject to continuous employment and the attainment of certain Company financial goals.

Long-Term Incentive Awards. The Company’s long-term incentive award (LTIA) program rewards executive officers for Company performance over periods longer than one year. The Committee believes these awards are important components of the Company’s compensation philosophy because they help to align the interests of management and shareholders over a longer time horizon than the annual incentive awards described above and to retain executive talent. For 2005, LTIAs included annual stock option and Portfolio Grant (PG) awards, as well as performance-based restricted stock awards and letters of intent.

•	Stock Options. Ten-year stock options reward executive officers if the Company’s share price increases over the market price at grant. Executives may exercise up to 25% of the 2005 grant after one year, 50% after two years, 75% after three years, and 100% after four years.

•	PG Awards. PG awards reward executive officers based on the Company’s financial and relative total shareholder return performance over a three-year period. Each PG award has two parts. The first part is the Financial Incentive Component (FIC), which accounts for 60% of the target value of the award. The FIC is based on the Company’s average annual earnings per share, revenue and return on equity results over the three-year period. The Financial Incentive Component will earn value if the Company achieves at least a threshold level of performance on any of these financial measures. The second part is the Stock Incentive Component (SIC), which accounts for 40% of the target value of the award. The SIC is based on the total shareholder return (i.e., return due to share price appreciation plus dividends, assuming reinvestment) of the Company’s common stock compared to the return of the S&P Financial Index over the three-year period. In determining actual payouts at the end of the three-year period, the Committee may adjust the maximum values produced by these performance measures downward based on its judgment of Company, business unit and individual performance over the performance period. To receive his or her payout under a PG award, an executive officer generally must be employed by the Company through the vesting and payment date of the award, which has historically occurred in the January or February following the completion of the performance period.

•	Restricted Stock and Letters of Intent. The Committee may, in its judgment, award to executive officers shares of restricted stock and/or letters of intent, which represent the right to receive shares of the Company’s common stock at a future date, as a component of the executive’s annual incentive award, PG payout or in other circumstances it deems appropriate, including to recognize an executive’s contributions in respect of annual or multi-year performance, as an incentive for future performance or for retention purposes. The vesting period of these awards is determined by the Committee in its discretion and is generally subject to the executive’s continuous employment during the vesting period and the Company’s attainment of certain financial goals.

In 2005, the Committee approved the grant of long-term incentive awards to executive officers after reviewing factors similar to those identified above for annual incentive awards, as well as the incentive and retention value of existing stock option, PG and restricted stock awards held by each officer, and talent assessments. In addition to the annual stock option grants, the Committee granted annual PG awards (PG-XVI) to the executive officers that cover a 2005-2007 performance period. In the first quarter of 2006, the Committee approved the payouts under PG-XIV awards (granted in 2003), which covered 2003-2005 performance.

The Committee granted restricted stock awards in the first quarter of 2005 to four named executives, including Mr. Chenault, for retention purposes. The grants vest in equal installments on the first, second, third and fourth anniversaries of the grant date, subject to continuous employment and attainment of certain Company financial goals. In addition, as described above under “Annual Incentive Awards” and below under “Chief Executive Officer Compensation,” in the first quarter of 2006, the Committee granted restricted stock awards to Mr. Chenault, four other named executives and one other executive officer, and it also issued a letter of intent to Mr. Chenault.

Effect of Ameriprise Spin-Off on Existing LTIAs. On September 30, 2005, the Company spun off Ameriprise, its financial planning and financial services business. For continuing Company employees, stock option and restricted stock awards outstanding on the spin-off date under the Company’s long-term incentive award program were adjusted to preserve their pre-spin-off intrinsic value using the Company’s NYSE closing price (pre-spin-off) of $57.44 and the NYSE adjusted closing price (post-spin-off) of $50.28, both prices as of September 30, 2005. The adjustment formulas were established in accordance with accounting and tax rules, and the long-term incentive award program. For stock options outstanding on the spin-off date, the exercise price was decreased and the number of Company shares was increased. For outstanding restricted stock awards, the number of Company shares was increased. Restricted stock awards were not eligible to receive the dividend of Ameriprise shares that were distributed to effectuate the spin-off. As of September 30, 2005, Mr. Cracchiolo’s outstanding vested stock options and outstanding restricted shares were adjusted in the same manner as described for Company employees. His outstanding unvested stock options became Ameriprise stock options, as determined by Ameriprise under its long-term incentive plan.

Deferral and Other Programs. Under the annual Pay-for-Performance Deferral Program, executives may elect to defer receipt of a portion of their current compensation to a later date as part of their personal retirement or financial planning. The maximum annual deferral election is limited to the executive’s annual salary. Each year, deferred compensation is credited or debited by an amount based on a schedule linked to the Company’s annual return on equity, with such credited earnings subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (meaning age 55 or older with 10 or more years of service). Based on a review of the historical deferral program design with input from outside compensation consultants, the Committee approved changes beginning with employee deferral elections under the 2005 program. Outstanding deferred amounts and elections were not affected by the changes. The prospective changes included an overall reduction in the schedule of rates at which interest equivalents are credited to deferred amounts. The changes also included provisions to meet new U.S. tax law and regulations applicable to deferred compensation. Financial targets needed to achieve crediting were also increased to reflect the Company’s increased long-term target for return on equity following the Ameriprise spin-off. The Company also provides the executive officers with pension, profit sharing, incentive savings, life insurance, perquisites and other benefits consistent with market practices.

Share Ownership. The Company’s share ownership policy requires approximately 135 senior executives, including executive officers, to have an ongoing ownership stake in the Company, linking their interests to those of the shareholders. The policy has these key features:

•	Participants are expected to own Company shares with a target value of a multiple of their base salary, ranging from one times base salary for certain participants to 10 times for Mr. Chenault. Only the value of shares held in identified brokerage accounts, in registered form or in accounts under Company benefit programs are counted under the policy.

•	If a participant has not yet reached the target ownership requirement, he or she must retain 75% of the net after-tax shares acquired from any stock option exercise or restricted stock award vesting.

•	In addition, after achieving their stock ownership targets, executive officers and selected other senior executives must retain for at least one year shares with a value of 50% of the net after-tax gain from any stock option exercise or restricted stock award vesting.

Detrimental Conduct. To help protect the Company’s competitive position, approximately 520 executives, including the executive officers, have signed agreements that include a provision that requires them to forfeit the proceeds from some or all of their long-term incentive awards received up to two years prior to employment termination, if they engage in conduct that is detrimental to the Company. Detrimental conduct includes working for certain competitors, soliciting the Company’s customers or employees after employment ends and disclosing the Company’s confidential information.

Million Dollar Cap. Current U.S. tax law has a $1,000,000 annual tax deduction limit (Million Dollar Cap) on compensation the Company pays to the Chief Executive Officer and the four other most highly compensated executive officers. The limit does not apply to “performance-based” compensation (as determined under the Internal Revenue Code and related regulations). In general, compensation is performance-based only if payment is contingent upon attainment of pre-established objective performance goals that are set by the Committee. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the Company performance criteria.

The Committee’s general policy is to structure compensation programs that allow the Company to fully deduct the compensation under the Million Dollar Cap requirements. The Committee also believes that the

Company needs flexibility to meet its incentive and retention objectives, even if this results in the Company’s not being able to deduct all compensation. The Company expects to deduct 2005 annual incentive, stock option, restricted stock, letter of intent and PG-XVI awards, and the payout of PG-XIV awards in cash in 2006 (except for one off-cycle award). However, the application of Million Dollar Cap requirements may limit the deductibility of compensation resulting from the vesting in 2005 of certain restricted stock awards (111,471 shares in the aggregate) granted one to six years earlier that do not satisfy performance-based requirements.

Chief Executive Officer Compensation

The Committee made decisions about Mr. Chenault’s 2005 compensation after a review with the full Board. The Committee considered the Company’s overall performance, initiatives taken to strengthen the Company’s competitive position and Mr. Chenault’s leadership of the Company and its senior management team. The compensation decisions, which the Committee made in accordance with the Company’s objectives and competitive market data provided by outside compensation consultants retained by the Committee, included the following:

Salary. Mr. Chenault received $1,092,308 in salary during 2005. This represented an increase over the $1,000,000 salary that he received in each of 2004 and 2003.

Annual Incentive. Based on the 2005 performance of Mr. Chenault and the Company, the Committee approved a cash annual incentive award for Mr. Chenault of $6,000,000. Separately, for 2005 performance and as an incentive for future performance, the Committee approved a restricted stock award of 57,842 shares (valued at $2,975,392 on the grant date) and a letter of intent entitling him to receive 62,236 shares of common stock (valued at $3,401,197 on the grant date). These awards vest three years after grant subject to Mr. Chenault’s continuous employment and the Company’s attainment of certain financial goals.

Highlights of the Company’s 2005 performance are described below.

2005 Financial Performance

The Company achieved record earnings in 2005 driven by strong growth across its payments businesses. The Company’s results also reflected the successful spin-off of Ameriprise. For the year, income from continuing operations was $3.2 billion, an increase of 20% from a year ago. Diluted earnings per share from continuing operations was $2.56, up 22% from a year ago. Revenues rose 10.5% to $24.3 billion. Reported return on equity (ROE) was 25.4%, up from 22.0% a year ago. (Reported ROE includes the effects of Ameriprise’s results through the date of the spin-off on September 30, 2005.)

Net income for 2005 rose 8% to $3.7 billion. Because net income includes earnings from Ameriprise, the Company believes income from continuing operations provides a clearer view of ongoing performance.

Ameriprise Spin-Off. The spin-off of Ameriprise has allowed the Company to sharpen its focus on its payments and network services businesses. The Company raised its long-term ROE target to 28-to-30% from 18-to-20% to reflect the higher return potential of its businesses following the spin-off. The transaction provided shareholders with separate interests in two distinct companies.

Card Growth. Worldwide spending on American Express cards rose 16% from a year ago to $484 billion, with strong growth across the Company’s consumer, small business, corporate and network card businesses. The Company continued to deepen relationships with existing customers, as evidenced by the 10% increase in average spending per card, and added 5.6 million cards-in-force, one of its largest annual increases ever. The Company launched numerous new and enhanced proprietary, network and co-brand card products and rewards offerings around the world. Additionally, while the Company’s business model focuses on growing cardmember spending, it also had strong growth in cardmember loans, which rose 23% on an owned (i.e., GAAP) basis and 15% on a managed basis (i.e., includes owned and securitized loans) in 2005.

Overall credit quality remained very strong. As the year ended, write-off rates in both the Company’s charge and lending portfolios were at or near historic lows, notwithstanding the impact of a rise in consumer bankruptcy filings in the second half of the year due to newly-enacted federal legislation in the United States, which affected the entire credit and charge card industry.

Momentum in Global Network Services. The Company’s arrangements with third party financial institutions that issue credit and charge cards that may be used on the American Express network continued to grow strongly in 2005. For the year, growth in spending on network cards increased 36% over 2004, as the Company signed new agreements around the world and made strong progress in developing its network business in the United States. At present, the Company has launched or entered into network relationships in the United States with MBNA, Bank of America, Citibank, GE Money Bank, HSBC Bank Nevada, N.A., USAA Federal Savings Bank and Juniper Bank, a member of the Barclays Group. As of the end of 2005, the Global Network Services business had arrangements with 97 institutions in 109 countries.

Reengineering. The Company continued to focus on reengineering to increase efficiency and quality. In 2005, the Company undertook certain reengineering initiatives, primarily in business travel, finance, technologies and international operations. For the fifth consecutive year, the Company exceeded $1 billion of reengineering benefits.

Investments in Growth. The Company achieved record financial results while also significantly increasing investments in business-building activities. Spending on marketing, promotion, rewards and cardmember services rose 18% from a year ago, continuing the trend of increased investment spending that began in 2002. These investments have contributed to the momentum of the Company’s card and network services businesses.

Workplace Quality. Internally, the Company continued to focus on ensuring the quality of its workplace, enhancing its position as an employer of choice and developing the capabilities of its leaders. A record number of employees participated in the 2005 Employee Survey, and results were high relative to historical performance as well as external benchmarks.

Shareholder Returns. The Company’s total return to shareholders for 2005 was 5%. The Company outperformed the Dow Jones Industrial Average and most of its peers in the card industry, performed in line with the S&P 500 Index and slightly underperformed the S&P Financial Index, where most of the gains were from the insurance and brokerage sectors. Additionally, the Company’s shareholders who received and held the dividend of Ameriprise shares through year-end benefited from additional value in the form of appreciation in Ameriprise shares after the spin-off.

At year-end, the Company continued to have among the highest price-to-earnings (P/E) multiple of any of the top 25 global financial services companies, reflecting investors’ confidence in the current strength of the business, progress on growth initiatives and the Company’s long-term prospects given its strong financial and competitive position.

Long-Term Incentive Awards. In the first quarter of 2005, the Committee approved 445,537 nonqualified stock option shares (the number of shares reflects adjustment for the spin-off), a restricted stock award of 21,848 shares (reflecting adjustment for the spin-off) granted for retention purposes, which was valued at $1,005,975 on the grant date, and a PG-XVI award with a grant value of $1,750,000 for Mr. Chenault. The PG award will be valued based on the Company’s 2005-2007 financial and relative total shareholder return performance. The stock option shares were reduced 20% (before the later spin-off adjustment) compared with the annual stock option award granted in the first quarter of 2004. In the first quarter of 2006, the Committee certified achievement of 2003-2005 financial and relative total shareholder return performance goals in respect of PG-XIV (granted in 2003), and approved a $500,000 cash payout to Mr. Chenault. In addition, to recognize Mr. Chenault’s performance over the 2003-2005 period and as an incentive for future performance, the Committee approved a restricted stock award of 36,055 shares (valued at $1,854,669 on the grant date). These restricted shares will vest one year from grant, subject to Mr. Chenault’s continuous employment and the Company’s attainment of certain financial goals.

* * * *

For all participating employees, including executive officers, the Committee approved annual stock awards in January 2005 in an aggregate amount equal to approximately 0.8% of outstanding common shares, down from 1.1% in January 2004. This reflects the Committee’s decision to increase the emphasis on cash and annual incentive compensation and reduce annual stock option awards. Actual individual compensation continues to be based on performance, talent and other assessments. In January 2006, the Committee approved annual stock awards for all participating employees in an aggregate amount equal to approximately 0.7% of outstanding common shares.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Peter R. Dolan

Richard A. McGinn

Edward D. Miller

Frank P. Popoff

The following table contains information about compensation we paid to or accrued for the named executives in respect of 2005, 2004 and 2003. As required by SEC rules, we also show certain data for Mr. Cracchiolo, who ceased being an executive officer of the Company, effective with the September 30, 2005 spin-off of Ameriprise. The compensation information reported in the table below for Mr. Cracchiolo reflects compensation paid or accrued by the Company during his American Express employment through September 30, 2005, except where stated otherwise in the footnotes to the table.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position at December 31, 2005					Awards		Payouts	All Other Compensation ($)(6)
	Year	Salary($)	Bonus ($)(1)	Other Annual Compen- sation($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options/ SARs (# Shares) (4)	Long- Term Incentive Payouts ($)(5)
K.I. Chenault	2005	$1,092,308	$6,000,000	$668,774	$9,237,234	445,537	$500,000	$1,211,559
Chairman and	2004	1,000,000	6,000,000	522,589	3,028,077	913,046	500,000	820,797
Chief Executive Officer	2003	1,000,000	3,500,000	450,825	887,345	956,436	2,484,000	562,531

A.F. Kelly, Jr.	2005	567,308	2,215,000	103,622	2,156,364	165,648	1,125,750	164,851
Group President,	2004	475,000	1,795,000	101,353	0	350,081	1,239,750	81,253
Consumer, Small	2003	475,000	1,090,000	103,517	278,849	258,646	1,311,000	58,607
Business and Merchant Services

E.P. Gilligan	2005	566,154	1,981,000	2,194,327	1,965,166	165,648	1,090,200	141,295
Group President,	2004	460,000	1,445,000	1,166,008	0	268,128	1,044,000	110,353
American Express	2003	441,154	895,000	143,590	223,059	240,061	1,104,000	80,928
International and Global Corporate Services

G.L. Crittenden	2005	569,231	1,660,000	101,490	2,417,375	165,648	1,125,750	411,923
Executive Vice	2004	500,000	1,445,000	96,721	0	195,351	1,239,750	256,563
President and	2003	498,077	910,000	93,945	228,154	195,351	1,311,000	160,965
Chief Financial Officer; Head, Global Network Services

L.M. Parent	2005	436,923	1,208,000	50,680	495,882	142,800	888,750	290,374
Executive Vice	2004	400,000	1,100,000	47,346	0	301,651	978,750	200,368
President and	2003	400,000	725,000	41,584	177,459	170,218	1,035,000	150,141
General Counsel

Former Executive Officer

J.M. Cracchiolo	2005	$365,385	$3,750,000	$123,599	0	165,648	$1,031,938	$1,983,146
Former Group	2004	475,000	3,050,000	149,377	$1,005,975	409,116	1,239,750	175,476
President, Global Financial	2003	475,000	1,010,000	119,759	253,527	362,047	1,311,000	114,706
Services (through September 30, 2005)

(1)	The amounts in this column reflect cash payments made for annual performance. The annual incentive amount shown for Mr. Cracchiolo for 2005 performance was determined and paid by Ameriprise after its spin-off. The amount shown is a prorated portion of the $5,000,000 determined and approved by the Ameriprise Compensation and Benefits Committee for the full year, and reflects his status as an American Express employee through September 30, 2005.

In addition, the named executives received certain non-cash awards in respect of annual performance during one or more of the years reported. The value of these awards is reported in the “Restricted Stock Awards” column (together with the value of restricted stock awards that may have been granted for other purposes) and is discussed in Note 3 below. The grant date values of restricted stock and letters of intent awarded for 2005 performance and as an incentive for future performance, were $6,376,590, $1,577,922, $1,512,490, $1,964,669 and $495,882 for Messrs. Chenault, Kelly, Gilligan and Crittenden and Ms. Parent, respectively. The grant date values of restricted stock awarded for 2004 performance were $905,404 and $1,005,975 for Messrs. Chenault and Cracchiolo, respectively. The grant date values of restricted stock awarded for 2003 performance were as shown in the “Restricted Stock Awards” column.

(2)	The amounts in this column include the incremental cost to the Company of providing perquisites and other personal benefits, as well as tax gross-ups, tax payments and tax reimbursements for the named executive officers. SEC rules require us to break out each perquisite or personal benefit that exceeds 25% of the total perquisites and personal benefits that we report for each named executive.

The Company’s security policy adopted by the Audit Committee of the Board requires the Chief Executive Officer of the Company to use Company-owned aircraft and automobiles for personal as well as business travel. We have included costs relating to required personal use of Company-owned aircraft and automobiles in this column. The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft and includes fuel costs, the cost of trip-related crew hotels and meals, maintenance costs, landing and ground handling fees, in-flight catering and telephone usage and other variable costs. The calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft (e.g., aircraft purchase costs and depreciation, flight crew salaries and benefits, insurance costs and service contracts.) For Mr. Chenault, the amounts shown in this column include: (i) $294,448, $195,125 and $183,191 in 2005, 2004 and 2003, respectively, for costs incurred by the Company in connection with Mr. Chenault’s personal use of Company-owned aircraft; and (ii) a local travel benefit of $163,504, $158,498 and $116,073 in 2005, 2004 and 2003, respectively.

For Messrs. Kelly, Crittenden and Cracchiolo, the amounts shown in this column include a local travel benefit of $30,000 for each executive and a flexible perquisite allowance of $35,000 for each executive in each of 2005, 2004 and 2003.

For Mr. Gilligan, the amounts shown in this column include expatriate benefits and allowances aggregating $917,843 and $1,004,610 in 2005 and 2004, respectively, for housing and utilities, goods and services differential, school tuition costs, automobile, home leave, home office and certain other costs in connection with his expatriate assignment. Mr. Gilligan, who is on expatriate assignment in London, receives the majority of such benefits and allowances under the Company’s international assignment policy, which is applicable to all employees serving on international assignment under the policy and is designed to minimize any financial detriment or gain to the employee from the international assignment. For 2003, the amount shown for Mr. Gilligan includes a local travel benefit of $30,000 and a flexible perquisite allowance of $35,000.

For Ms. Parent, the amounts shown in this column include a flexible perquisite allowance of $35,000 in each of 2005, 2004 and 2003.

In addition, the amounts shown in this column include the following tax gross-ups, tax payments and tax reimbursements for each named executive:

Name	Year	Amount
K.I. Chenault	2005 2004 2003	$77,277 79,935 72,428

A.F. Kelly, Jr.	2005 2004 2003	31,960 30,176 32,672

E.P. Gilligan	2005 2004 2003	1,191,100 85,761 66,728

G.L. Crittenden	2005 2004 2003	28,758 24,443 23,024

L.M. Parent	2005 2004 2003	8,785 4,932 0

Former Executive Officer
J.M. Cracchiolo	2005 2004 2003	$35,919 68,170 51,319

For Mr. Gilligan, the amounts in the above table include tax equalization payments and tax reimbursements of $1,184,981 in 2005 and $53,805 in 2004 in connection with his international assignment. These payments and reimbursements are made pursuant to a policy that is designed to facilitate the assignment of employees to positions in other countries by covering taxes over and above those that employees accepting international assignments would have incurred had they remained in their home countries. The amounts shown have been reduced to reflect the Company’s retention of certain amounts related to home country taxes from Mr. Gilligan’s compensation during 2005 and 2004.

(3)	This column includes the grant date value of restricted stock awards and letters of intent granted for 2005, 2004 or 2003 performance, or for future performance or retention purposes. Share amounts shown in this footnote reflect adjustment for the Ameriprise spin-off.

For restricted shares shown for Mr. Chenault for 2005: 21,848 shares (granted in the first quarter of 2005 for retention purposes) vest in equal installments after one, two, three and four years from grant date; 57,842 shares (granted in the first quarter of 2006 to recognize performance for 2005 and as an incentive for future performance) vest after three years; and 36,055 shares (granted in the first quarter of 2006 to recognize performance over the 2003-2005 period and as an incentive for future performance) vest after one year. For Mr. Chenault, this column also includes the grant date value of a letter of intent entitling him to receive 62,236 shares of common stock, which vests after three years (awarded in the first quarter of 2006 to recognize performance for 2005 and as an incentive for future performance). The vesting of each of the above awards is subject to continuous employment and attainment of certain Company financial goals.

For restricted shares shown for Messrs. Kelly, Gilligan and Crittenden for 2005: 12,563 shares, 9,832 shares and 9,832 shares (granted in the first quarter of 2005 for retention purposes), respectively, vest in equal installments after one, two, three and four years from grant date; and 30,675 shares, 29,403 shares and 28,554 shares (granted in the first quarter of 2006 for 2005 performance and as an incentive for future performance), respectively, vest three years from grant date. In addition, 9,640 shares (granted in the first quarter of 2006 to each of Mr. Crittenden and Ms. Parent for 2005 performance and as an incentive for future performance) vest in equal installments one and two years from grant date. The vesting of all of these awards is subject to continuous employment and the attainment of certain Company financial goals.

For restricted shares shown for Mr. Chenault for 2004 (granted in the first quarter of 2005): 19,664 shares (granted for 2004 performance) vest in equal installments after one, two, three and four years from grant date, subject to continuous employment and the attainment of certain Company financial goals, and 46,102 shares (which were issued as partial payment of his PG-XIII award granted in 2002) vest one year from grant date, subject to continuous employment. The restricted shares shown for Mr. Cracchiolo for 2004 (21,848 shares granted in the first quarter of 2005 for 2004 performance) vest in equal installments after one, two, three and four years from grant date, subject to continuous employment with Ameriprise and the attainment of certain Company financial goals.

The restricted shares shown for 2003 (granted in the first quarter of 2004 for 2003 performance) vest in equal installments after one, two and three years from the grant date, subject to continuous employment. Approximately one-half of Mr. Chenault’s shares were issued in payment of a previously established performance-based award and the remaining shares are subject to the attainment of certain Company financial goals. The restricted stock awards for the other named executives, except Ms. Parent, were issued in payment of previously established performance-based awards.

We value restricted stock awards and letters of intent in this column based on the closing price of the Company’s common shares on the New York Stock Exchange on the grant date. We pay cash dividends on the restricted shares and make dividend equivalent payments on the letters of intent, in each case in the same amount that we pay cash dividends on our common shares.

On December 31, 2005, the named executives held the restricted shares set forth below. We valued these restricted shares based on the closing price of $51.46 on December 30, 2005.

Name	Number of Restricted Shares	Value on December 31, 2005
K.I. Chenault	256,246	$13,186,419
A.F. Kelly, Jr.	91,216	4,693,975
E.P. Gilligan	52,350	2,693,931
G.L. Crittenden	46,716	2,404,005
L.M. Parent	4,710	242,377

Former Executive Officer
J.M. Cracchiolo	100,124	5,152,381

(4)	These grants include annual, special and pre-2005 restoration stock option awards. Share amounts shown reflect adjustment for the Ameriprise spin-off. For Mr. Gilligan, we include a 2003 stock option award granted to recognize his additional responsibilities. With respect to the stock option grants shown in this column for Mr. Cracchiolo, 422,688 unvested shares were replaced by Ameriprise stock option shares as of September 30, 2005 under the Ameriprise plan. We describe all stock option awards granted in 2005 in the table captioned “Option Grants in 2005” on page 30. Effective December 31, 2004, the Company discontinued the granting of restoration stock options.

(5)	For 2005, the payouts in this column include the value of PG-XIV awards granted in 2003, which vested and were paid in cash in February 2006.

The amount shown for 2005 for Mr. Cracchiolo was determined and paid by the Ameriprise Compensation and Benefits Committee after the Ameriprise spin-off. The amount shown is a prorated portion of the $1,125,750 approved by Ameriprise for the full 2003-2005 performance period, and reflects his status as an American Express employee through September 30, 2005.

Amounts shown for 2004 include the value of PG-XIII awards granted in 2002, which vested and were paid in cash in February 2005, except for Mr. Chenault, whose PG-XIII award was paid through a combination of cash (the amount shown) and 46,102 shares (as adjusted for the Ameriprise spin-off) of restricted stock (valued at $2,122,673 on the grant date) as included in the “Restricted Stock Awards” column.

(6)	For 2005, the dollar value of the amounts in this column include the following:

Name	Employer Contributions Under Savings (and Related) Plans	Above- Market Earnings on Deferred Compensation	Value of Split-Dollar Life Insurance
K.I. Chenault	$90,115	$1,119,173	$2,271
A.F. Kelly, Jr.	46,803	116,668	1,380
E.P. Gilligan	46,707	93,275	1,313
G.L. Crittenden	46,961	363,004	1,958
L.M. Parent	36,046	251,837	2,491

Former Executive Officer
J.M. Cracchiolo	30,646	201,450	1,050

Earnings on compensation deferred by a participant are determined according to a variable crediting (or debiting) schedule linked to the Company’s annual return on equity, and are subject to vesting requirements. Generally, the earnings vest five years after the compensation is deferred, or upon retirement eligibility (meaning age 55 or older with 10 or more years of service). The above-market earnings shown in the table are calculated for each participant based on the difference between actual 2005 earnings under the program and hypothetical earnings under applicable IRS rates. The above-market earnings on deferred compensation shown for Mr. Cracchiolo were determined and credited by Ameriprise and are prorated to reflect his status as an American Express employee through September 30, 2005.

The dollar value of the amount shown for Mr. Cracchiolo in the “All Other Compensation” column also includes a $1,750,000 cash award determined and paid by Ameriprise in October 2005. This award was made by the Ameriprise Compensation and Benefits Committee (upon the recommendation of the Company’s Compensation and Benefits Committee) in recognition of Mr. Cracchiolo’s role in the successful completion of the spin-off and for retention purposes. The amount shown in this column for Mr. Cracchiolo also includes $16,031 for a 2005 profit sharing contribution determined and paid by Ameriprise. The profit sharing amount is prorated to reflect his status as an American Express employee through September 30, 2005.

The following table contains information about stock option awards we made to the named executives in 2005:

Option Grants in 2005

	Individual Grants(1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2005	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value($)(2)
K.I. Chenault	445,537	5.69%	$45.768	1/23/15	$4,909,818
A.F. Kelly, Jr.	165,648	2.11	45.768	1/23/15	1,825,441
E.P. Gilligan	165,648	2.11	45.768	1/23/15	1,825,441
G.L. Crittenden	165,648	2.11	45.768	1/23/15	1,825,441
L.M. Parent	142,800	1.82	45.768	1/23/15	1,573,656

Former Executive Officer
J.M. Cracchiolo	165,648	2.11	45.768	1/23/15	1,825,441

(1)	Share amounts and exercise prices shown reflect adjustment for the Ameriprise spin-off. We granted these nonqualified stock options on January 24, 2005 as part of our annual long-term incentive award program. Each option was granted with an exercise price per share equal to the fair market value per common share on the grant date. The Company defines fair market value as the average of the high and low trading prices of a Company share as reported on the New York Stock Exchange Composite Tape on the date of grant. The executive officers may transfer their options to certain family members and entities for their beneficial interest, subject to requirements, approval or changes as determined by the Company, including termination of this transfer feature. Holders may exercise up to 25% of their options after one year, 50% after two years, 75% after three years and 100% after four years, subject to continuous employment. All outstanding stock options may also become exercisable upon death, disability termination, retirement or a change in control of the Company as we describe on pages 34-36. The shares shown for Mr. Cracchiolo were replaced by Ameriprise stock option shares as of September 30, 2005 under the Ameriprise plan.

(2)	These amounts show hypothetical values at grant under a variation of the Black-Scholes option pricing model. This model is a complicated mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether and to what extent an option holder realizes value will depend on what our share price will be relative to the exercise price. The assumptions listed below and Black-Scholes values are consistent with the assumptions that we used to report stock option valuations and expense in our 2005 Annual Report to Shareholders.

Assumptions for Valuing January 2005 Grants:

•	The exercise price is the same as our share price on the grant date.

•	A 4.5 year life for each option. Based on recent experience, this is the average amount of time that passes before holders of our options exercise them.

•	Expected dividend yield of 0.9%. This reflects the yield on the grant date.

•	Expected stock price volatility of 24.0%. This reflects the most recent volatility for the month-end stock prices of the Company’s common shares for the 54 months prior to the grant date.

•	A risk-free rate of return of 3.6%. This reflects the return an investor could expect in a risk-free investment with the same grant and expiration date as our stock options. This is the yield on a zero-coupon bond on the option grant date with a maturity date similar to the expected life of the stock options.

The following table contains information about stock option exercises by the named executives during 2005 and unexercised options and stock appreciation rights they held at the end of 2005. Shares acquired from stock option exercises are as of the exercise date; pre-spin-off exercises are not adjusted for the spin-off. Unexercised shares at the end of the year include adjustments for the spin-off.

Aggregated Option Exercises in 2005 and Year-End 2005 Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2005		Value of Unexercised In-the-Money Options/SARs at December 31, 2005(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
K.I. Chenault	172,089	$1,549,317	3,493,312	2,662,751	$51,748,712	$34,900,948
A.F. Kelly, Jr.	53,014	456,504	1,095,499	445,536	15,443,594	4,684,017
E.P. Gilligan	78,000	2,171,286	928,168	421,262	12,820,043	4,306,214
G.L. Crittenden	0	0	729,136	444,110	9,855,252	4,355,176
L.M. Parent	260,943	4,538,248	1,013,080	355,573	15,082,481	3,659,334

Former Executive Officer
J.M. Cracchiolo	24,396	358,133	1,276,542	0	16,817,068	0

(1)	We base this value on the $51.46 closing price of our common shares on the New York Stock Exchange on December 30, 2005. Mr. Cracchiolo’s unexercisable stock options were replaced with Ameriprise stock options as of September 30, 2005 under the Ameriprise plan.

The following table contains information about Portfolio Grant awards we made in 2005 to the named executives:

Long-Term Incentive Plans — PG Awards in 2005

			Estimated Future Payouts(1)
Name	Award	Performance Period	Threshold($)	Target($)	Maximum($)
K.I. Chenault	PG-XVI	2005-2007	$469,000	$2,275,000	$7,962,500
A.F. Kelly, Jr.	PG-XVI	2005-2007	164,820	799,500	2,798,250
E.P. Gilligan	PG-XVI	2005-2007	164,820	799,500	2,798,250
G.L. Crittenden	PG-XVI	2005-2007	164,820	799,500	2,798,250
L.M. Parent	PG-XVI	2005-2007	107,200	520,000	1,820,000

Former Executive Officer
J.M. Cracchiolo	PG-XVI	2005-2007	136,680	663,000	2,320,500

(1)	PG awards link compensation to our financial and relative total shareholder return performance. Each PG award consists of a Financial Incentive Component and a Stock Incentive Component. The Financial

Incentive Component represents 60% of the grant value of the award and earns value based on the average annual earnings per share, revenue and return on equity performance of the Company over the 2005-2007 period. The Financial Incentive Component will earn value if we achieve at least a threshold level of performance on any of these financial measures. The Stock Incentive Component represents 40% of the grant value of the award and earns value based on how our total shareholder return compares to that of the S&P Financial Index over the 2005-2007 period. Total shareholder return means share price appreciation plus dividends.

We structured the PG awards in the table to qualify as performance-based compensation under the Million Dollar Cap requirements. Under the qualifying awards, the Committee may, in its discretion, determine actual payouts by adjusting downward the maximum formula values shown in the table based on various factors, including Company, business unit and individual performance over the performance period. Mr. Cracchiolo’s PG-XVI award was assumed by Ameriprise as of September 30, 2005 under the Ameriprise plan.

Performance Graph

The following graph compares the cumulative total shareholder return on our common shares for the last five fiscal years with the total return on the S&P 500 Index and the S&P Financial Index over the same period. The graph shows the growth of a $100 investment in our common shares, the S&P 500 Index and the S&P Financial Index on December 31, 2000 and the reinvestment of all dividends. On September 30, 2005, the Company distributed to shareholders all of the shares of Ameriprise common stock owned by it as a special dividend. The graph below accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.

Comparison of Five-Year Total Return

of American Express Company Common Shares,

S&P 500 Index and S&P Financial Index

Cumulative Value of $100 Invested on December 31, 2000

Year-End Data*	2000	2001	2002	2003	2004	2005
American Express	$100.00	$65.50	$65.59	$ 90.17	$105.95	$111.30
S&P 500 Index	$100.00	$88.12	$68.66	$ 88.34	$ 97.94	$102.74
S&P Financial Index	$100.00	$91.05	$77.72	$101.82	$112.90	$120.23

* Source: Bloomberg (returns compounded monthly)

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as Directors, consultants or advisors) as of December 31, 2005. Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders. There are no plans that have not been approved by shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	123,775,127	$35.75	71,343,751

Equity compensation plans not approved by shareholders	0	0	0

Total	123,775,127	$35.75	71,343,751

Pension Benefits

We provide pension benefits under the American Express Retirement Plan and the American Express Supplemental Retirement Plan.

American Express Retirement Plan. We have a U.S. Retirement Plan (the “Plan”) that is commonly referred to as a cash balance plan. Each payroll period, we credit each participating employee with an amount equal to a percentage of the employee’s base salary we pay in that period. We also credit each employee with a percentage of certain annual bonuses and other types of compensation at the time we pay the compensation. The percentage varies with the employee’s age and years of service. The table below shows the percentages we use to determine the amount of the credits:

Sum of Age Plus Years of Service	Applicable Percentage
Less than 35	2.50%
35-44	3.25
45-59	4.25
60-74	5.75
75-89	8.00
90 or more	10.00

On January 1, 2006 the sum of age plus years of service recognized by the Plan for the named executives was as follows: Mr. Chenault: 80, Mr. Kelly: 67, Mr. Crittenden: 59, Mr. Gilligan: 73, Ms. Parent: 85, and Mr. Cracchiolo: 72.

The Plan credits participants with interest on their cash balances. The Plan sets the interest rate each year based on an average of the interest rates for certain five-year U.S. Treasury Notes. The minimum interest rate is 5%. The maximum rate is the lower of 10% or the annual maximum interest rate set by the Department of Treasury and the Federal Reserve for determining lump sum values. For 2005 the interest rate was 5.0%, and for 2006 the rate is 5.0%.

An employee may receive his accrued benefit under the Retirement Plan when he: (i) terminates employment after completing five years of service; (ii) retires on or after age 65; (iii) dies; or (iv) becomes disabled. Payments from the Retirement Plan will generally be made in the form and at the time the employee elects, including payment in a single lump sum or as an annuity. An annuity obligates the Plan to make payments in monthly installments over time, in amounts based on assumptions set forth in the Retirement Plan as to life expectancy and the value of making payments in the future. A separate election exists with respect to benefits accrued prior to July 1, 1995.

Supplemental Retirement Plan. By meeting certain legal requirements, the Retirement Plan provides a tax-advantaged way for the Company to provide retirement benefits. However, U.S. tax law limits the amount of benefits we can provide an employee as well as the amount of compensation that we can take into account under the Retirement Plan. We make up for these lost benefits under our U.S. Supplemental Retirement Plan.

Funded Pension Plan. Some of our employees, including Messrs. Chenault, Cracchiolo, Gilligan and Ms. Parent, have earned retirement benefits under the U.S. American Express Funded Pension Plan, a plan in effect until May 1985. The Company purchased an annuity from an insurance company to fund benefits that these employees may receive under this plan when they leave the Company or upon reaching age 65.

Pension Table. We set forth in the table below the amount we estimate we will pay each year to the named executives as a single-life annuity at age 65 under the Retirement Plan and the Supplemental Retirement Plan. Under a single-life annuity, when the employee dies we cease making payments. We break out separately payments the insurance company will make under the Funded Pension Plan. In deriving our estimated payments for the Retirement Plan and the Supplemental Retirement Plan, we used these assumptions:

•	We credit interest on account balances at the actual rate for all years through 2006 and at 5% for 2007 and later years.

•	We start paying retirement benefits to the executives at normal retirement age (age 65) as a single-life annuity based on an interest rate of 4.68% and U.S. government-approved assumptions as to life expectancy.

•	We continue to employ Messrs. Chenault, Kelly, Crittenden, Gilligan and Ms. Parent until age 65 at their current base salaries and pay them annual bonuses equal to their average bonus over the last five years.

Executive Officer	Retirement Plan and Supplemental Retirement Plan Estimated Annual Benefits	Annual Benefits Payable by Insurance Company	Total Annual Benefits
K.I. Chenault	$957,843	$5,747	$963,590
A.F. Kelly, Jr.	450,253	0	450,253
G.L. Crittenden	178,584	0	178,584
E.P. Gilligan	482,024	1,779	483,803
L.M. Parent	297,249	8,734	305,983

Former Executive Officer
J.M. Cracchiolo(1)	565,346	1,739	567,085

(1)	The amounts shown for Mr. Cracchiolo reflect his pension benefits as of December 31, 2005. Mr. Cracchiolo was transferred to Ameriprise as part of the spin-off on September 30, 2005. Although the Company has an administrative role in facilitating the payments of certain pension benefits to Mr. Cracchiolo upon his retirement from Ameriprise, the Company has no ongoing liability for such benefits following the spin-off.

Severance, Change in Control and Other Arrangements

We have in place three types of compensation arrangements that we describe in this section of the proxy statement: a uniform severance policy, change in control policies and arrangements relating to death, disability and retirement.

Uniform Severance Policy. We have a uniform severance policy that applies to senior executives, including the named executives. Severance for executive officers is subject to the approval of the Compensation and

Benefits Committee. Generally, if we terminate the employment of a participating executive for any reason other than misconduct, or if we and the executive terminate such employment by mutual agreement, we will pay the executive severance over a period of two years or less. To receive these payments, the executive must sign a severance agreement that prohibits the executive from working for certain competitors, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information. The executive must also agree to release any claims against us.

The amount of severance that we would pay to each named executive is two times base salary plus two times the amount of the last bonus that was paid as of the date the executive is tendered a severance agreement by the Company. During all or a part of the severance period, the executive’s long-term incentive awards continue to vest and remain outstanding, and we continue to offer coverage under certain welfare and benefit plans.

Change in Control Policies. We have designed our change in control policies to help keep employees focused on their jobs during the uncertainty that accompanies a potential change in control transaction, to preserve benefits after a change in control transaction and to help us attract and retain key talent. We originally adopted these policies in 1994 and updated them in 2000. A change in control of the Company generally includes one or more of these events: (1) any person acquires 25% or more of our common shares or of voting securities, (2) a majority of our Directors are replaced, (3) certain mergers, reorganizations, consolidations, or sales of our assets, subject to consummation or (4) shareholder approval of a liquidation or dissolution of the Company.

•	Severance. We will pay the amount of severance that we would pay under the uniform severance policy in a lump sum to senior executives, including the named executives, if the executive’s employment is terminated under certain conditions within two years after a change in control. These conditions include (1) a termination by the Company for any reason generally other than willful misconduct or conviction of a felony or (2) a termination by the executive for good reason. The executive would have good reason to terminate his or her employment if we impose a reduction in base salary or position, material reduction in the total value of annual incentive and long-term incentive award opportunities, and certain relocations of the executive’s workplace or duties materially inconsistent with prior duties. We refer to any of these employment terminations as a “Covered Termination.”

•	Pro Rata Bonus. If a Covered Termination occurs within two years after a change in control, we will pay participating executives, including the named executives, a pro rata bonus for the year in which termination occurs. We will base the amount of the pro rata bonus on the average of the prior two annual incentive awards.

•	Key Executive Life. A change in control impacts split-dollar policies in existence under our U.S. Key Executive Life Insurance Plan before April 1, 2003. In the event a Covered Termination occurs within two years after a change in control, we will transfer the accrued value of the policy to a participating senior executive, including any of the named executives. Each policy provides life insurance coverage equal to four times annual base salary up to a maximum of $1.5 million. Key Executive Life Insurance coverage for participants whose coverage was initiated after April 1, 2003 is provided under a group term policy that is not affected by a change in control.

•	Supplemental Retirement Plan. We do not fund benefits under our Supplemental Retirement Plan. However, upon a change in control, we will fully fund benefits that participants have earned under the Supplemental Retirement Plan into a grantor trust. If a Covered Termination occurs within one year after a change in control, we will provide participants, including the named executives, with an additional benefit under the Supplemental Retirement Plan. This benefit will equal the additional amount we would provide to the participants under the Retirement Plan if the participants had two additional years of service and age under that plan. If a Covered Termination occurs between one and two years after a change in control, we will use one additional year of service and age to calculate the additional benefits.

•	Deferred Compensation Programs. Upon a change in control, we will credit to participants’ accounts under our U.S. deferred compensation programs (including the Pay for Performance Deferral Program) two years of interest based on the rate in effect for the year before the change in control. We will also pay out all balances in these plans.

•	Stock Options and Restricted Stock. Stock option and restricted stock awards that we issued to employees under our long-term incentive compensation plans will immediately vest upon a change in control. If an employee is terminated for reasons other than misconduct within two years after a change in control, the employee will have up to an additional 90 days from termination to exercise stock options granted on and after February 28, 2000.

•	Portfolio Grants. If a Covered Termination occurs within two years after a change in control, Portfolio Grant awards under these plans will immediately vest and we will pay a pro rata portion of the value of the awards.

•	Benefits. We will continue for up to two years our subsidy of U.S. medical and dental benefits for employees who are terminated within two years after a change in control.

•	Excise Tax Gross Up. Current U.S. tax laws generally (1) do not allow companies to deduct from income certain compensation provided in connection with a change in control that exceeds specified limits and (2) impose a 20% excise tax on the individuals who receive such compensation. We generally will pay to senior executives, including the named executives, an amount in cash if necessary to offset this excise tax.

Death, Disability and Retirement. These policies generally apply to stock options, restricted stock awards and Portfolio Grant (PG) awards that we issue to employees under our long-term incentive compensation plans, upon certain types of employment termination:

•	Death or Disability. Upon death or disability, unvested stock options and restricted stock will fully vest and PG awards will vest pro rata. In addition, if a participant is age 60 or older with 10 or more years of service, half of the remaining value of PG awards will vest. If a participant is age 62 or older with 10 or more years of service, PG awards will vest in full. Following death or disability, the holder (or the holder’s estate) will have up to five years to exercise vested stock options, subject to their original 10-year terms.

•	Retirement.

Restricted Stock and Portfolio Grant Awards. Upon retirement (meaning age 55 or older with 10 or more years of service), unvested restricted stock outstanding for more than two years will fully or partially vest, depending upon the terms of the award, and PG awards outstanding for more than one year will vest pro rata. In addition, if a participant is age 60 or older with 10 or more years of service, half of the unvested restricted stock and PG awards that the participant would have forfeited will vest upon retirement. If a participant is age 62 or older with 10 or more years of service, unvested restricted stock and PG awards will vest in full.

Stock Options. For awards granted after January 1, 2005, upon retirement (meaning age 55 or older with 10 or more years of service), half of unvested stock options outstanding for more than one year will continue to vest under the original schedule. Upon retirement at age 60 or older with 10 or more years of service, unvested stock options outstanding for more than one year will continue to vest under the original schedule. If a participant is age 62 or older with 10 or more years of service, unvested stock options will vest in full upon retirement. Retirees may exercise vested stock options through the end of their original terms.

For awards granted before January 1, 2005, upon retirement (meaning age 55 or older with 10 or more years of service), unvested stock options are cancelled, and upon retirement at age 60 or older with 10 or more years of service, one half of unvested stock options vest immediately. Stock option provisions for retirement at age 62 or older with 10 or more years of service remain unchanged.

CERTAIN TRANSACTIONS

Transactions With Other Companies

In the usual course of our business, we have transactions with many other firms, including financial institutions. Some of the directors or officers of these firms may also serve as directors or officers for us or our subsidiaries. We carry out our transactions with these firms on customary terms. The Directors and officers who serve us, our subsidiaries or the other firms involved may not have knowledge of these transactions.

Transactions Between the Company and Our Directors and Officers

Our executive officers and Directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. For example, American Express Centurion Bank may extend credit to our Directors and executive officers under their Optima® Cards or Blue from American Express®. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries.

Our executive officers and Directors may also have transactions with us or our subsidiaries involving other goods and services, such as health savings accounts and travel services. These transactions are also in the usual course of our business and we provide them on terms that we offer to our customers generally.

Certain Employees

Occasionally we may have employees who are related to our executive officers or Directors. We compensate these individuals in a manner consistent with our policies that apply to all employees.

Transactions With Significant Shareholders

We have a number of ordinary course relationships with Berkshire Hathaway Inc. (Berkshire), its affiliates, and companies in which they have significant investments. Some of these companies are service establishments that accept our charge and credit cards and pay our subsidiaries fees when our customers use these cards. From time to time we may enter into joint marketing or other relationships with one or more of these companies that encourage our customers to apply for and use our cards. Our subsidiaries also provide Corporate Card or travel services to some of these companies and these companies pay fees to these subsidiaries. We or our subsidiaries may engage in other commercial transactions with these companies and pay or receive fees in these transactions.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

We have an insurance program in place to provide coverage for directors and officers liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for directors and officers liability provides that, subject to the policy terms and conditions, the insurance carriers will (1) reimburse us when we are legally permitted to indemnify our Directors and officers; (2) pay losses, including settlements, judgments and legal fees, on behalf of our Directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers directors and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. Effective from November 30, 2005 to November 30, 2006, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. National Union Fire Insurance Company, Federal Insurance Company, St. Paul Mercury Insurance Company, Zurich American Insurance Company, Twin City Fire Insurance Company, Allied World Assurance Company, and Starr Excess International provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for directors and officers when we cannot indemnify them. The supplemental layers are provided by National Union Fire Insurance Company, Liberty Mutual Insurance Company, Allied World Assurance Company Ltd., Endurance Specialty Insurance Ltd., Indian Harbor Insurance Company, Houston Casualty Company, Columbia Casualty Company, Arch Insurance Company, Starr Excess International, and Max Re Ltd. This coverage is effective from November 30, 2005 to November 30, 2006. We expect to renew similar coverage at expiration. The annual premium for these coverages is approximately $9,108,932.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATION OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders, our Secretary must receive the proposal at our principal executive offices by November 22, 2006.

Under our By-laws, and as SEC rules permit, shareholders must follow certain procedures to nominate a person for election as a Director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•	Normally we must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2006 Annual Meeting is held on schedule, we must receive notice pertaining to the 2007 Annual Meeting no earlier than December 24, 2006 and no later than January 24, 2007.

•	However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•	If we hold a special meeting to elect Directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

A notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder.

The Board and our management have not received notice of, and are not aware of, any business to come before the Annual Meeting other than the items we refer to in this proxy statement. If any other matter comes before the Annual Meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

* * * *

We have mailed our 2005 Annual Report to Shareholders in connection with this proxy solicitation. If you would like a copy of our 2005 Form 10-K, excluding certain exhibits, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

Please vote by telephone or the Internet or sign, date and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the April 24, 2006 Meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of American Express Company common stock ownership, such as a current brokerage statement, and an identification bearing a photograph. No cellular telephones or beepers will be allowed in the meeting room.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

EXHIBIT A

AMERICAN EXPRESS COMPANY

AUDIT COMMITTEE CHARTER

(as amended and restated as of February 27, 2006)

Purpose

The Committee is responsible for assisting the Board of Directors in its oversight responsibilities relating to (i) the integrity of the Company’s financial statements and financial reporting process; (ii) internal and external auditing, including the qualifications and independence of the outside auditor and the performance of the Company’s internal audit services function; (iii) the integrity of the Company’s systems of internal accounting and financial controls; (iv) legal and regulatory compliance and (v) the performance of the other Committee functions set forth in this charter.

In discharging its responsibilities, the Committee is not itself responsible for planning or conducting audits or for any determination that the Company’s financial statements and disclosures are complete and accurate or are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of the Company’s management and the outside auditor.

Organization

The Committee shall be comprised of at least three directors. The members of the Committee shall be appointed by the Board and shall meet the independence, experience and expertise requirements of the New York Stock Exchange listing rules and applicable law.

No member of the Committee shall simultaneously serve on the audit committees of more than two other public companies.

The Committee shall meet at least four times per year, or more frequently as circumstances require, and shall make regular reports to the Board on the Committee’s activities.

The Committee shall meet periodically with management, with the General Auditor and with the outside auditor in separate executive sessions.

The Committee is empowered to conduct its own investigations into issues related to its responsibilities and to retain independent legal, accounting or other advisors to advise the Committee.

The Company shall provide for appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for payment of compensation to the outside auditor employed by the Company for audit, review and attest services rendered to the Company and to any advisors employed by the Committee and for administrative expenses of the Committee.

The Committee shall review and reassess the adequacy of the Committee charter at least annually, and recommend any changes to the Board for approval.

The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation. The results of the annual evaluation will be discussed with the full Board.

Responsibilities

In carrying out its responsibilities, the Committee:

•	Has sole authority to appoint or replace the outside auditor, who shall report directly to the Committee.

•	Is directly responsible for the compensation and oversight of the work of the outside auditor.

•	Pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the outside auditor, and considers whether the provision of permitted non-audit services by the outside auditor is compatible with maintaining the auditor’s independence.

•	Pre-approves all auditing services to be performed by accounting firms other than the outside auditor (e.g., statutory or regulatory audits outside the U.S. that are not performed by the outside auditor).

•	Reviews and evaluates, at least annually, the qualifications, performance and independence of the Company’s outside auditor in accordance with regulatory requirements and guidelines, including a review and evaluation of the lead partner, receives periodic reports from the outside auditor regarding the auditor’s independence, discusses such reports with the outside auditor, and if so determined by the Committee, takes appropriate action to satisfy itself of the independence of the auditor.

•	Consults with management and the Company’s General Auditor and, at least annually, obtains and reviews a report by the outside auditor describing such auditor’s internal quality-control procedures, material issues raised by its most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years in respect of one or more audits carried out by the outside auditor and the response of the outside auditor to deal with any such issues, reviews all relationships between the outside auditor and the Company, and assures the regular rotation of the lead audit partner, the concurring partner and certain other audit partners of the outside auditor as required by law.

•	Requires, at least every 10 years, a detailed review of the Company’s audit firm, including a comparison of resources available in other firms.

•	Reviews and concurs in the appointment and replacement of the Company’s General Auditor and reviews with the Internal Audit Department its responsibilities, budget and staffing.

•	Reviews the significant reports to management prepared by the Internal Audit Department, or summaries thereof, and management’s responses and periodically reviews the experience and qualifications of the senior members of the Internal Audit Department and the quality control procedures of the Internal Audit Department.

•	Discusses with the General Auditor and the outside auditor the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits.

Financial Statements and Disclosure

•	Reviews and discusses with management and the outside auditor the annual audited financial statements and other financial information to be included in the Company’s Annual Report on Form 10-K, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” management’s and/or the outside auditor’s judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

•	Discusses the results of the annual audit and any other matters required to be communicated to the Committee by the outside auditor under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61.

•	Reviews with the outside auditor any management letter provided by the outside auditor and management’s response and any problems or difficulties the outside auditor may have encountered in connection with the annual audit or otherwise and management’s response.

•	Recommends to the Board, based on the reviews and discussions with management and the outside auditor described above, whether the annual audited financial statements should be included in the Company’s Form 10-K Annual Report.

•	Reviews and discusses with the outside auditor any accounting or auditing issues on which the national office of the outside auditor was consulted.

•	Reviews and discusses with management and the outside auditor the Company’s quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Reviews and discusses with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and ratings agencies.

•	Discusses with management, the internal auditor and the outside auditor the adequacy and effectiveness of internal controls, the Company’s internal controls report and the outside auditor’s attestation of such report.

•	Reviews with the Chief Executive Officer and the Chief Financial Officer the Company’s disclosure controls and procedures and reviews periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures.

•	Reviews analyses prepared by management and/or the outside auditor setting forth significant financial reporting issues or judgments made in connection with the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, any significant changes in the selection or application of accounting principles and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

•	Reviews at least quarterly reports from the outside auditor on the following matters:

•	all critical accounting policies and practices to be used;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the outside auditor; and

•	other material written communications between the outside auditor and management, such as any management letter or schedule of unadjusted differences.

Compliance Oversight

•	Receives reports on the Company’s compliance program, including a review of the distribution of and compliance with the Company’s Code of Conduct.

•	Prepares the Audit Committee report required to be included in the Company’s annual proxy statement.

•	Reviews with management and the outside auditor (if appropriate) significant legal and regulatory exposures, including any regulatory inquiries or concerns regarding the Company’s financial statements and accounting policies.

•	Approves guidelines for the Company’s hiring of people from the outside auditor.

•	Obtains from the outside auditor assurance that the auditor is not aware of any matters required to be reported under Section 10A(b) of the Securities Exchange Act of 1934.

•	Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Considers such other matters, as the Board or Committee deems appropriate.

Finance and Risk Management

•	Reviews management’s investment of the Company’s funds, reviews the parameters of the various portfolios and investment activities and considers strategies in view of expectations as to general economic and market conditions.

•	Reviews with management on a regular basis the liquidity, capital needs and allocations of capital of the Company and its subsidiaries, reviews the Company’s funding and risk management activities, considers the Company’s external dividend policy, and is consulted, on a pre-fact basis where practical, on the financial aspects of major divestitures and acquisitions, major capital commitments, major borrowings, and on proposed issuances of equity and non-routine debt securities, whether privately or publicly distributed.

•	Discusses with management, the General Auditor and the outside auditor the Company’s overall risk assessment and risk management processes, including major risk exposures.

LOCATION OF THE 2006 ANNUAL MEETING OF

SHAREHOLDERS OF

AMERICAN EXPRESS COMPANY

Our world headquarters is the site of the 2006 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of Lower Manhattan in the World Financial Center.

BY SUBWAY

Take any of these subway lines: the A, C, E, R, W or the 1, 2, 3, 4 or 5 trains. All of these trains stop near the World Financial Center. The World Financial Center is located across the Westside Highway (also known as West Street) on the Hudson River. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

Take the Westside Highway in Lower Manhattan. Enter the World Financial Center by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building, located at the corner of Vesey Street and the Westside Highway.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 23, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

200 VESEY STREET NEW YORK, NEW YORK 10285

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by American Express Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail on the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 23, 2006. Have your proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to American Express Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMEXP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN EXPRESS COMPANY
The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6. If no voting instructions are given the proxy will be voted as the Board of Directors recommends.						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominee(s) on the line below.
Item 1 - To Elect Directors

Nominees:

	(01) D.F. Akerson	(05) P. Chernin	(09) R.A. McGinn			☐	☐	☐
	(02) C. Barshefsky	(06) P.R. Dolan	(10) E.D. Miller
	(03) U.M. Burns	(07) V.E. Jordan, Jr.	(11) F.P. Popoff
	(04) K.I. Chenault	(08) J. Leschly	(12) R.D. Walter

			For	Against	Abstain				For	Against	Abstain

Item 2 -	The selection of PricewaterhouseCoopers LLP as our independent registered public accountants for 2006.		☐	☐	☐	Item 5 -	A shareholder proposal relating to the Company’s employment policies.		☐	☐	☐

Item 3 -	A shareholder proposal relating to stock options.		☐	☐	☐	Item 6 -	A shareholder proposal relating to reimbursement of expenses for certain shareholder-nominated director candidates.		☐	☐	☐
Item 4 -	A shareholder proposal relating to majority voting for directors.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

			Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (If Joint Owner)	Date

Notice to employees participating in the AMERICAN EXPRESS INCENTIVE SAVINGS PLAN (“Amex ISP”), the Ameriprise 401K Plan (“AMP 401K Plan”) or the Employee Stock Ownership Plan (“ESOP”) of Amex Canada, Inc.

These shares will be voted as you instruct if your proxy card, telephone, or lnternet voting instructions are received on or before 11:59 P.M. Eastern Time, Wednesday, April 19, 2006, by ADP, which is acting on behalf of the Trustees of these Plans.

If ADP does not receive your voting instructions by 11:59 P.M. Eastern Time, Wednesday, April 19, 2006, the following conditions will apply: the Trustees of the Amex ISP and the AMP 401K Plan will vote these Plan shares in the same proportion as it votes all other shares in the Plan for which it has received timely voting instructions; the Trustee of the ESOP of Amex Canada will not vote these shares.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

P R O X Y	AMERICAN EXPRESS COMPANY
Proxy Solicited on Behalf of Board of Directors for the Annual Meeting of Shareholders on Monday, April 24, 2006

The undersigned hereby appoints Gary L. Crittenden, Stephen P. Norman and Louise M. Parent, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s New York City headquarters, 200 Vesey Street, New York, New York 10285, on Monday, April 24, 2006 at 10:00 A.M., Eastern Time, and at any adjournment(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by lnternet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(To be dated and signed on other side.)